Exhibit 99.1

CASHCO

COMBINED CARVE-OUT FINANCIAL STATEMENTS
AS AT AND FOR THE YEAR ENDED
31 DECEMBER 2019

Report of Independent Auditors

To the Directors of G4S plc
We have audited the accompanying combined carve-out financial statements of CashCo (the “Company”), which comprise the combined carve-out statement of financial position as at 31 December 2019, and the related combined carve-out statements of income, comprehensive income, changes in invested equity and cash flows for the year then ended.
Management's Responsibility for the Combined Carve-out Financial Statements
Management is responsible for the preparation and fair presentation of the combined carve-out financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the combined carve-out financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined carve-out financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.
Basis for Qualified Opinion
As discussed in Note 1, the accompanying combined carve-out financial statements are not presented in accordance with IFRS 1, First-time adoption of International Financial Reporting Standards, as they do not include comparative figures, which constitute a departure from International Financial Reporting Standards as issued by the International Accounting Standards Board.
Qualified Opinion
In our opinion, except for the omission of comparative information as referred to in the Basis for Qualified Opinion paragraph, the combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of CashCo as of 31 December 2019, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
9th July 2020

COMBINED CARVE-OUT INCOME STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2019

	Notes	2019 £m

Revenue	5	627.9
Cost of sales	6, 7	(444.4)
Gross profit		183.5
Selling, general and administrative expenses	6, 7	(128.3)
Net impairment reversal on financial and contract assets		8.9
Other operating income, net		0.6
Operating profit		64.7
Finance income	8	4.5
Finance expense	8	(11.4)
Profit before tax		57.8
Tax	9	(17.4)
Profit for the year		40.4

Attributable to:
Parent entities*		34.8
Non-controlling interests		5.6
Profit for the year		40.4
*Parent entities are defined as G4S Group entities which are not transferred to Brink’s.
See accompanying notes to the combined carve-out financial statements

COMBINED CARVE-OUT STATEMENT OF COMPREHENSIVE INCOME
AS AT 31 DECEMBER 2019

	Notes	2019 £m
Profit for the year		40.4

Other comprehensive income

Items that will not be re-classified to profit or loss:
Re-measurements relating to defined retirement benefit schemes	21	(14.3)
Tax on items that will not be re-classified to profit or loss	9	1.2
		(13.1)
Items that may be re-classified subsequently to profit or loss:
Exchange differences on translation of foreign operations		(16.1)
		(16.1)

Other comprehensive expense, net of tax		(29.2)

Total comprehensive income for the year		11.2

Attributable to:
Parent entities		6.8
Non-controlling interests		4.4
Total comprehensive income for the year		11.2
See accompanying notes to the combined carve-out financial statements.

COMBINED CARVE-OUT STATEMENT OF CHANGES IN INVESTED EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2019

Invested equity attributable to Parent entities

	Foreign currency translation reserve £m	Other invested equity £m	Total £m	NCI reserve £m	Total equity £m
At 1 January 2019	-	395.2	395.2	10.7	405.9
Profit for the year		34.8	34.8	5.6	40.4
Other comprehensive income for the year	(15.0)	(13.0)	(28.0)	(1.2)	(29.2)
Total comprehensive income for the year	(15.0)	21.8	6.8	4.4	11.2
Dividends paid	-	(9.4)	(9.4)	(7.2)	(16.6)
Net other distributions to Parent entities	-	(338.7)	(338.7)	-	(338.7)
Transactions with non-controlling interests[1]	-	(13.3)	(13.3)	27.5	14.2
At 31 December 2019	(15.0)	55.6	40.6	35.4	76.0
1. Transactions with non-controlling interests (“NCI”) relate primarily to agreements entered into in Asia and Europe to strengthen CashCo’s relationships in the affected countries (Refer to note 11).
See accompanying notes to the combined carve-out financial statements.

COMBINED CARVE-OUT STATEMENT OF FINANCIAL POSITION
AS AT 31 DECEMBER 2019

	Notes	2019 £m
ASSETS
Non-current assets
Goodwill	12	219.0
Other intangible assets	12	4.1
Property, plant and equipment	13	161.1
Trade and other receivables	15	31.7
Deferred tax assets	23	16.9
		432.8
Current assets
Inventories	14	6.1
Trade and other receivables	15	101.5
Current tax assets		2.5
Receivables from Parent entities	20	90.5
Cash and cash equivalents	16	204.3
		404.9
Total assets		837.7

LIABILITIES
Current liabilities
Bank overdrafts	16, 17	(4.0)
Bank loans	17	(1.1)
Lease liabilities	18	(22.7)
Trade and other payables	19	(139.5)
Current tax liabilities		(2.3)
Provisions	22	(1.6)
Payables to Parent entities	20	(454.2)
		(625.4)
Non-current liabilities
Lease liabilities	18	(63.4)
Retirement benefit obligations	21	(57.2)
Provisions	22	(14.9)
Deferred tax liabilities	23	(0.8)
		(136.3)
Total liabilities		(761.7)
Net assets		76.0

EQUITY
Foreign currency translation reserve		(15.0)
Other invested equity		55.6
Total invested equity attributable to Parent entities		40.6
Non-controlling interests		35.4
Total equity		76.0
See accompanying notes to the combined carve-out financial statements.

The financial statements were approved by Tim Weller on behalf of G4S plc and authorised for issue on 9th July 2020.

COMBINED CARVE-OUT STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 31 DECEMBER 2019

	Notes	2019 £m
Profit for the year		40.4
Adjustments for non-cash and other items:
Amortisation of other intangible assets		2.4
Depreciation of property, plant and equipment		44.9
Impairment of goodwill and property, plant and equipment		6.2
Loss on sale of property, plant and equipment		1.9
Equity-settled share-based payments		0.3
Net change in provisions[4]		5.8
Additional contribution towards retirement benefit obligations[4]		(2.0)
Corporate and segmental costs		5.7
Finance income		(4.5)
Finance expense		11.4
Tax charges		17.4
Operating cash flow before movements in working capital		129.9
Increase in inventory		(0.1)
Increase in trade and other receivables[1,4]		(25.4)
Decrease in receivables from Parent entities		7.7
Increase in trade and other payables[4]		7.1
Decrease in payables to Parent entities		(5.0)
Net cash flow from operating activities before tax		114.2
Tax paid		(7.3)
Net cash flow from operating activities[5]		106.9
Investing activities
Purchases of property, plant and equipment[2,4]		(26.5)
Purchases of other intangible assets[4]		(1.1)
Sale of property, plant and equipment		4.4
Interest received		3.3
Acquisition of a business		(2.4)
Net cash flow used in investing activities[3]		(22.3)
Financing activities
Dividends paid to Parent entities		(9.4)
Dividends paid to non-controlling interests		(7.2)
Interest on bank overdraft and other loans		(6.0)
Repayment of lease liabilities[4]		(26.2)
Interest on lease liabilities		(3.8)
Cash received against receivable from NCI		2.5
Proceeds from bank loans		1.0
Net other distributions to Parent entities[6]		(20.2)
Net cash flow used in financing activities		(69.3)
Net increase in cash and cash equivalents		15.3
Cash and cash equivalents at the beginning of the year		147.9
Effect of foreign exchange rate fluctuations on net cash held		(7.9)
Cash and cash equivalents at the end of the year	16	155.3
1 Excludes movement of £20.7m recognised in respect of transactions with NCI. Refer to note 11.
2 Excludes additions to lease assets amounting to £17.7m. Refer to note 13.
3 Excludes a payment of £6.5m by the Parent entities on behalf of CashCo to acquire a 26% interest in a business in Cyprus. Refer to note 11.
4 Excludes assets and liabilities assumed in acquisition of SecurCash B.V. Refer to note 11.
5 Operating cash flow includes payments relating to short term leases, leases of low value items and variable lease payments of £1.1m.
6 Excludes movement of £334.4m in net loan payable to Parent entities.
See accompanying notes to the combined carve-out financial statements.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS

1. Background, scope and the basis of preparation
Background and scope of the combined carve-out financial statements
G4S plc and its subsidiaries (“the G4S Group”) is involved in the provision of Secure Solutions and Cash Solutions services. Secure Solutions services focus on the design and delivery of secure technology, security systems and integrated security solutions. Cash Solution services include Cash Technology services and Conventional Cash services. Cash Technology services involve the provision of software, hardware, systems and services that improve the security, control and efficiency of customers’ cash handling. Conventional Cash services involve the provision of Cash in transit (“CIT”), cash processing and automated teller machine (“ATM”) services.
On 26 February 2020 G4S plc announced that it had agreed to sell the majority of its Conventional Cash business along with a number of smaller businesses providing Secure Solutions services that are deeply integrated with Conventional Cash businesses (together, “CashCo”) to The Brink’s Company (“Brink’s”) for gross proceeds of £727 million (the “Transaction”). The Transaction was approved by the G4S Board on the same day. Under the agreement, completion of the Transaction is phased with approximately 75% completed in H1 2020, 22% anticipated to complete in H2 2020 and 3% anticipated to complete after 2020. Timing of completion is subject to customary consultations and approvals.
CashCo represents a combination of standalone legal entities which provide Conventional Cash Solutions services only, standalone legal entities which provide both Conventional Cash Solutions services and Secure Solutions services (combined with the standalone entities which provide Conventional Cash Solutions services only, and related holding entities referred to as “Standalone Entities”), and the Conventional Cash Solutions service lines (“Cash Divisions”) of Standalone legal entities that provide both Conventional Cash Solutions and Secure Solutions services for which the Conventional Cash Solutions service line alone forms part of the Transaction.
The interests and activities subject to the Transaction (together, the “Businesses”), and which together form CashCo, comprise:

▪
The entirety of G4S Group’s interests in its Standalone Entities providing Conventional Cash Solutions services only in Netherlands, Belgium, Czech Republic, Philippines, Hong Kong, Latvia, Indonesia, Ireland (excluding Northern Ireland); the G4S Group’s International valuables freight and logistics business ("G4SI"); and related holding entities;

▪
The entirety of the G4S Group’s interests in its Standalone Entities providing both Conventional Cash Solutions services and Secure Solutions services in Malaysia, Romania, Kuwait, Cyprus and Dominican Republic;

▪	The G4S Group’s Cash Divisions in Lithuania, Macau, Estonia and Luxembourg; and

▪	The entirety of the G4S Group’s interest in a Standalone Entity providing Conventional Cash Solutions services only in Cyprus in which G4S Group has a joint interest.
A list of all the Businesses that comprise CashCo is included in note 28 below.
Basis of preparation
The purpose of these combined carve-out financial statements is to meet the reporting requirements of Rule 3-05 of Regulation S-X and accordingly they do not include figures for the comparative year.
The combined carve-out financial statements for the year ended 31 December 2019 are derived from the G4S Group’s consolidated financial statements and accounting records. The financial statements present the results and financial position of CashCo as if it had operated on a standalone basis during the period and are presented in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).
The accounting policies applied in the combined carve-out financial statements are consistent with accounting policies applied in the consolidated financial statements of the G4S Group as at and for the year ended 31 December 2019.
As CashCo does not constitute a Group as defined by IFRS 10 Consolidated Financial Statements, the combined carve-out financial statements are not consolidated financial statements and do not comply with the requirements of IFRS 10. However, the combined carve-out financial statements have been prepared on a combined basis by applying the consolidation principles of IFRS 10.
In preparing the combined carve-out financial statements, IFRS 1 First-time Adoption of International Financial Reporting Standards has been applied to prepare an opening balance sheet as at 1 January 2019. Since CashCo has not previously prepared financial statements, it has not presented a reconciliation of its income statement, financial position or cash flows to previous generally accepted accounting principles (“GAAP”). Comparative information has not been provided in these financial statements and this is a departure from the requirements of IFRS 1. Note 29 describes how IFRS 1 has been applied to the combined carve-out financial statements.
The combined carve-out financial statements are prepared using the historical cost convention except that for funded defined benefit obligation, net defined benefit assets/(liability) are measured at fair value of plan assets, less present value of defined benefit obligations. The combined carve-out financial statements are presented in millions of Sterling (“£m”), unless otherwise stated.
Management believes that the assumptions and estimates used in the preparation of the underlying combined carve-out financial statements are reasonable. However, the combined carve-out financial statements may not be indicative of CashCo's future performance and do not necessarily reflect what its results or financial position would have been had CashCo operated as a separate independent entity during the period presented.
At the date of signing of the combined carve-out financial statements, a number of CashCo businesses representing 75% of CashCo’s Enterprise Value, have been transferred to Brink’s. A full list of the Businesses for which control has passed to Brink’s is included in note 27 – Events after the balance sheet date. The transfer of Businesses comprising CashCo to Brink’s is expected to be substantially complete by the end of 2020.
The combined carve-out financial statements have been prepared on a going concern basis, consistent with the G4S plc consolidated financial statements for the year ended 31 December 2019.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

2. Basis of combination
As explained above, the combined carve-out financial statements combine the income statement and financial position of the Standalone Entities with those of the Cash Divisions that have been prepared on a carve-out basis from the consolidated financial statements of G4S Group unless stated otherwise.
The assets, liabilities, revenues and expenses of the Standalone Entities have been included in the combined carve-out financial statements in full unless stated otherwise. The results and net assets of Cash Divisions have been reflected in the combined carve-out financial statements by including their assets, liabilities, revenues, and expenses using the basis of allocation as set out in note 3 below. T.I.S. Total Integrated Services Ltd, the Cyprus entity that is jointly controlled by the G4S Group has been included in the combined carve-out financial statements using the equity method.
The Standalone Entities and Cash Divisions have been included in the combined carve-out financial statements from the date on which the G4S Group gained control of those entities.
Investments held by CashCo Businesses together with intercompany balances that are, in substance, part of the G4S Group’s investment in its subsidiaries have been removed and are included within Invested equity in the combined carve-out statement of financial position.
Transactions and balances between CashCo Businesses other than with a jointly controlled entity have been eliminated. Transactions and balances between CashCo Businesses and Parent entities have been presented as external transactions and balances and have been disclosed as related party transactions and balances in accordance with IAS 24 Related Party Disclosures.
Foreign exchange movements arising on translation of the net assets and income and expenditure of CashCo’s foreign operations have been recognised in other comprehensive income.
No separate share capital or other similar equity reserves have been shown on the basis that CashCo does not represent a Group.
Contributions/Distributions
The net investment of Parent entities in the CashCo Businesses is presented as Invested equity attributable to Parent entities in the combined carve-out statement of financial position.
Movements in the Invested equity attributable to Parent entities due to the contribution or extraction of resources by Parent entities have been presented as contributions/distributions in the statement of changes in Invested equity and within financing activities in the combined carve-out statement of cash flows.
3. Basis of allocation
This section sets out how the assets, liabilities, revenues and costs attributable to CashCo Businesses have been allocated to the combined carve-out financial statements.
All separately identifiable assets and liabilities that are wholly attributable to CashCo have been included in the combined carve-out financial statements.
The G4S Group incurs a number of indirect central costs either at a corporate or segmental level (for example, the cost relating to G4S plc Board and the central cost of running the G4S Group) which have been allocated to the combined carve-out financial statements using the approach described below to reflect that CashCo has historically operated as part of the wider G4S Group and benefited from those functions.
Some assets and liabilities recorded by Parent entities relate in part to CashCo but are not directly attributable to CashCo (for example, assets used by CashCo but recorded by Parent entities). Such balances have been allocated to the combined carve-out financial statements on the basis described below.

a)	Goodwill
Goodwill recognised in the G4S Group’s consolidated financial statements that is attributable to the CashCo Businesses’ Cash Generating Units (“CGUs”) has been included in the combined carve-out financial statements.
CGUs for goodwill impairment testing purposes are identified on a country-level basis with each country divided into separate Conventional Cash Solutions and Secure Solutions CGUs where applicable.
Goodwill has been assessed for impairment as at 31 December 2019 and 1 January 2019 (the date of transition).

b)	Property, plant and equipment
Certain assets held by CashCo Businesses are also used by Parent entities. Similarly, CashCo Businesses have utilised (in part or in whole) certain assets that are held on the statement of financial position of Parent entities. To the extent that a lease exists between an entity recording an asset and the entity using it, the combined carve-out financial statements record the lease in accordance with IFRS 16 based on the agreement that was in place. To the extent that no lease exists and costs associated with the use of the asset were recharged via an intra-group transfer, the combined carve-out financial statements includes the income and expenditure that was recharged on the basis of the recharge agreement. The asset is recorded in whole in the combined carve-out financial statements if it was owned by an entity subject to the Transaction.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

c)	Borrowings and finance expense

▪	Bank overdrafts, bank loans and related finance expense
To the extent bank overdrafts, bank loans and related finance expenses relate to the Standalone Entities, they are included in the combined carve-out financial statements on the basis that the Standalone Entities are the primary obligor for these bank loans and overdrafts. No bank loans or overdrafts relating to the Cash Divisions have been included in the combined carve-out financial statements as the Cash Divisions are not the primary obligors for the borrowings.

▪	External loan notes and related finance expense
The G4S Group uses a common pool of loan notes and public bonds to fund the operations of all G4S Group entities across both its Cash Solutions and Secure Solutions Businesses. These loan notes and public bonds have historically been issued and managed centrally by G4S Group treasury and not at a local entity level. No CashCo Businesses are the primary obligors in respect of any of the G4S Group’s loan notes or public bonds. In addition, none of these loan notes or public bonds are being novated or transferred to Brink’s as part of the Transaction. Therefore, none of the loan notes, public bonds, or related finance expenses have been allocated to the combined carve-out financial statements.

▪	Intercompany loans and related finance income/expense
Intercompany loans (other than those that form part of the G4S Group’s investment in CashCo entities which are recognised within Invested equity) payable to or receivable from Parent entities are included in the combined carve-out financial statements as external payables or receivables along with the related finance income or expense recognised by the Businesses. Such balances are payable on demand and will be settled in full immediately after the transfer of the respective Businesses to Brink’s completes. As such, these balances have been classified as current liabilities or assets resulting in CashCo reporting negative working capital at 31 December 2019.

d)	Derivative Instruments and related finance income/expense
The G4S Group uses a range of derivative instruments including interest rate swaps and cross currency swaps to manage the interest rate and foreign currency risks associated with its external loan notes and public bonds. As none of the external loan notes or public bonds have been reflected in the combined carve-out financial statements of CashCo, none of the derivative instruments or related finance income or expense have been allocated to the combined carve-out financial statements.

e)	Cash and cash equivalents
Cash and cash equivalents are included in the combined carve-out financial statements to the extent that they are specifically identifiable to and are controlled by the Standalone Entities. The Cash Divisions’ share of any cash or cash equivalents that are controlled by Parent entities have been included in Invested equity.

f)	Taxation
Tax charges are calculated on a separate tax return method. Tax assets and liabilities included in the combined carve-out financial statements of CashCo represent the amounts payable or receivable from the tax authority.
To the extent tax assets and liabilities of the Businesses are realised or settled by the surrender of tax losses or group tax relief from or to the G4S Group, the Businesses recognise a receivable from or a payable to the G4S Group.

g)	Inventories, Trade receivables, Trade payables and Other receivables/payables
To the extent that Inventories, Trade receivables, Trade payables and Other receivable/payables have been recorded by Standalone Entities, they are included in the combined carve-out out financial statements.
The amounts included in the combined carve-out financial statements in respect of Inventories, Trade receivables, Trade payables and Other receivable/payables of Cash Divisions have been determined on the basis described below:

▪	Inventories

•	The ratio of average inventory to the last twelve month’s sales has been calculated for all the Standalone Entities that provide Conventional Cash Solutions services only.

•	The ratio computed as above has been applied to the sales of Cash Divisions to estimate their inventory balance.

•	Trade receivables

•	For each Cash Division, average trade debtor days have been computed for the entity from which it has been separated.

•	The trade debtor days (as computed above) have been applied to the Cash Division’s sales to estimate its trade receivables balance.

•	Trade payables

•	For each Cash Division, the ratio of average trade payables to cost of sales has been calculated for the entity from which it has been separated.

•	That ratio has been applied to the Cash Division’s sales to estimate its trade payables balance.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

▪	Other receivables/payables

•	The average ratio of other receivables/payables to the last twelve months’ sales has been calculated for all Standalone Entities.

•	The average ratio of other receivables/payables to the last twelve months’ sales has also been calculated for each of the entities from which the Cash Divisions have been separated.

•	A simple average of these two ratios has been applied to each Cash Division’s sales to estimate its other receivables/payables balance.

h)	Investment in joint ventures
The G4S Group accounts for its interests in joint ventures using the equity method. The investments and share of post-tax profits from joint ventures that form part of CashCo, as recognised by the G4S Group in its consolidated financial statements, are included in the combined carve-out financial statements.

i)	NCI
NCI attributable to CashCo Businesses, as recorded in the G4S Group consolidated financial statements, have been included in the combined carve-out financial statements.

j)	Employee benefit obligations
The G4S Group participates in a number of multi-employer defined benefit schemes as well as a number of defined benefit schemes which are specific to CashCo Businesses.
To the extent that a defined benefit scheme relates to a Standalone Entity, its assets, liabilities, cash flows and expenses have been included in the combined carve-out financial statements. Where a defined benefit scheme relates to a Cash Division and where it is not possible to identify Cash Division’s share of assets and liabilities in the defined benefit scheme, the scheme has been treated as a defined contribution plan in the combined carve-out financial statements with payments to the plan recognised as an expense as they become due.
With effect from 1 January 2016, the liability for future pension accruals in respect of the Netherlands Cash Scheme was transferred to the Security Industry Wide Pension Fund (a multi-employer plan). The combined carve-out financial statements therefore include all contributions to the plan made by the Netherlands Cash business from that date. The plan assets, scheme liabilities and related expenses at 31 December 2015 were retained by G4S Group and have been transferred to Brink’s as part of the Transaction. As such, they have been reflected in the combined carve-out financial statements.

k)	Segmental and corporate shared costs (including share-based payments)
The G4S Group incurs a number of costs at a corporate and segmental level. Corporate costs comprise the cost of the G4S plc Board and the central cost of running the G4S Group including executive, governance and central support functions. Segmental costs relate to the costs incurred by the head offices within the segments in which CashCo operates and includes the costs of the G4S Group Cash Solutions division head office.
A proportion of these costs is allocated to CashCo to reflect the true cost of managing CashCo. These costs have been allocated to CashCo based on the ratio of CashCo revenue to G4S Group revenue. Management believes this is a reasonable basis of allocation and reflects the benefit received by CashCo.

l)	Transaction costs
Costs of restructuring and re-organising the G4S Group in contemplation of the Transaction are not expected to directly benefit CashCo and have not therefore been included in the combined carve-out financial statements.
Transaction costs incurred by the G4S Group (for example, costs of legal and other advisers) are also not reflected in the combined carve-out financial statements.
Significant accounting policies

a)	Foreign currencies
The underlying accounting information of each CashCo business, is prepared in the functional currency of that business. At each balance sheet date, monetary assets and liabilities which are denominated in other currencies are translated into the functional currency at the rates prevailing on that date. Non-monetary items measured at historical cost denominated in other currencies are not retranslated. Gains and losses arising on translation are included in the combined carve-out income statement for the period.
On combination, the assets and liabilities of CashCo’s overseas operations, including goodwill and fair value adjustments arising on their acquisition, are translated into Sterling, which is G4S Group’s presentation currency, at exchange rates prevailing on the balance sheet date. Income and expenses are translated into Sterling at the average exchange rates for the period (unless this is not a reasonable approximation of the cumulative effect of the rate prevailing on the transaction dates, in which case income and expenses are translated at the rates on the dates of the transactions). Exchange differences arising from translation are recognised in other comprehensive income.

b)	Intangible assets
Goodwill
Goodwill arises where the fair value of the consideration given for a business exceeds the fair value of identifiable assets, liabilities and contingent liabilities of the business at the date of acquisition. No goodwill arises on the acquisition of an additional interest from a

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

non-controlling interest as this is accounted for as an equity transaction. Goodwill is stated at cost less any accumulated impairment losses and is tested annually for impairment or more frequently if there are indications that amounts may be impaired.
Acquisition-related intangible assets
Intangible assets on acquisitions that are either separable or that arise from contractual rights are recognised at fair value at the date of acquisition. Such acquisition-related intangible assets include customer contracts and customer relationships. The fair value of acquisition-related intangible assets is determined by reference to market prices of similar assets, where such information is available, or by the use of appropriate valuation techniques, including the royalty relief method and the excess earnings method.
Acquisition-related intangible assets are amortised by equal annual instalments over their expected useful economic lives. Management review acquisition-related intangible assets on an on-going basis and, where appropriate, provide for any impairment in value.
The estimated useful life of Customer contracts and customer relationships is up to a maximum of ten years.
Non-acquisition-related intangible assets
Capitalised computer software is stated at cost, net of amortisation and any provision for impairment. Amortisation is charged on software so as to write off the cost of the assets to their estimated residual values by equal annual instalments over their expected useful economic lives, up to a maximum of ten years.

c)	Property, plant and equipment
Property, plant and equipment is stated at cost, net of accumulated depreciation and any provision for impairment. Depreciation is provided on all property, plant and equipment other than freehold land. Depreciation is calculated so as to write off the cost of the assets to their estimated residual values by equal annual instalments over their expected useful economic lives as follows:

Freehold buildings	up to 50 years
Equipment and motor vehicles	2 to 10 years
Where significant, the residual values and the useful economic lives of property, plant and equipment are re-assessed annually.
Lease assets are depreciated over the shorter of the lease term and the useful economic life of the leased asset unless it is reasonably certain that the lessor will transfer the asset to CashCo, in which case the lease asset is depreciated over the useful economic life of the leased asset.

d)	Financial instruments
Financial assets and financial liabilities are recognised when CashCo becomes a party to the contractual provisions of the instruments. CashCo classifies its financial assets and financial liabilities as measured at amortised cost.
Trade receivables
Trade receivables are initially recognised at fair value which, unless there is a significant financing component, represents the amount of consideration that is unconditional. These are subsequently carried at amortised cost using the effective interest method less loss allowances. Loss allowances are determined using expected loss rates which are calculated taking into account payment profiles over a period of 24 months before the end of the reporting period and the corresponding historical credit losses experienced within this period. The expected loss rates are adjusted for current and forward-looking local economic and market conditions.
Cash and cash equivalents
Cash and cash equivalents comprise cash balances and short-term call deposits.
Interest-bearing borrowings
Interest-bearing bank overdrafts, loans and loan notes are recognised at the value of proceeds received, net of direct issue costs. Finance charges are recognised in the combined carve-out income statement on an accruals basis using the effective-interest method.
Trade payables
Trade payables are not interest-bearing, are stated initially at fair value and are subsequently measured at amortised cost using the effective interest method.

e)	Inventories
Inventories are stated at the lower of cost and net realisable value. Cost represents expenditure incurred in the ordinary course of business in bringing inventories to their present condition and location and includes appropriate overheads. Cost is calculated using either the weighted average or the first-in-first-out method. Net realisable value is based on estimated selling price, less further costs expected to be incurred to completion and disposal.

f)	Impairment of non-financial assets
The carrying values of CashCo’s assets, with the exception of inventories, financial receivables and deferred tax assets, are reviewed on an on-going basis for any indication of impairment and, if any such indication exists, the assets’ recoverable amount is estimated.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

CGUs that contain goodwill are tested for impairment at least annually. An impairment loss is recognised in the combined carve-out income statement whenever the carrying value of an asset or a CGU exceeds its recoverable amount.
An impairment loss in respect of goodwill is not reversed. In respect of any other asset, an impairment loss is reversed if there has been a change in the estimates used to determine its recoverable amount. The amount of the reversal is limited such that the asset’s carrying amount does not exceed that which would have been determined (after depreciation and amortisation) if no impairment loss had been recognised.

g)	Employee benefits
Retirement benefit costs
Payments to defined contribution schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes and to schemes managed by legal entities, of which a Cash Division is a part, are dealt with as payments to defined contribution schemes where it is not possible to identify Cash Division’s share of assets and liabilities in the defined benefit scheme. All other schemes are treated as defined benefit schemes.
The retirement benefit obligation recognised in the combined carve-out statement of financial position in respect of defined benefit schemes represents the present value of CashCo’s total defined benefit obligation, reduced by the fair value of the related scheme assets. The cost charged to the combined carve-out income statement consists of current service cost, net interest cost, and past service cost. The finance element of the pension charge is shown in finance expense and the remaining service cost element is charged as a component of employee costs in the combined carve-out income statement. Actuarial and other re-measurement gains and losses are recognised immediately in full in other comprehensive income.
Share-based payments
The G4S Group issues equity-settled and cash-settled share-based payments to certain employees. A portion of the related share-based payments charge is allocated to CashCo based on the ratio of CashCo’s revenue to the G4S Group’s revenue.
For the purpose of the combined carve-out financial statements, G4S Group cash-settled plans are treated as equity-settled plans as CashCo has no obligation to make settlement (settlement is made by the G4S Group).
The fair value of equity-settled share-based payments is determined at the date of grant and expensed, with a corresponding increase in Invested equity, on a straight-line basis over the vesting period, based on the G4S Group’s estimate of the number of shares that will eventually vest. The amount expensed is adjusted over the vesting period for changes in the estimate of the number of shares that will eventually vest, excluding changes resulting from any market-related performance conditions.

h)	Provisions and contingent liabilities
Provisions are recognised when a present legal or constructive obligation exists for a future liability in respect of a past event and where the amount of the obligation can be estimated reliably. The amount recognised as a provision is CashCo’s best estimate of the likely outflows at the end of the reporting period.
In respect of claims and litigation, CashCo provides for anticipated costs if an outflow of resources is considered probable and a reasonable estimate can be made of the likely outcome. For all such items, the ultimate liability may vary from the amounts provided and will be dependent upon the eventual outcome of any settlement. Management exercises judgment in measuring CashCo’s exposures to contingent liabilities (see note 22) through assessing the likelihood that a potential claim or liability will arise and in quantifying the possible range of financial outcomes.
Where the time value of money is material, provisions are stated at the present value of the expected expenditure using an appropriate discount rate.

i)	Restructuring costs
A restructuring provision is recognised when CashCo has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring, by starting to implement the plan or by announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the on-going activities of the entity.

j)	Revenue recognition
CashCo has no revenue other than that arising from contracts with customers. The majority of CashCo’s revenue relates to the provision of Cash Solutions services including Conventional Cash services (cash in transit, cash processing and ATM services) and Cash Technology Services (including some Cash 360 services and bank process automation). CashCo also recognises revenue to a lesser extent in respect of the provision of Secure Solutions services including on-site, mobile and remote security, technology-enabled monitoring and response and integrated Security Solutions.
For both Cash Solutions and Secure Solutions services, CashCo provides services to the customer on a daily basis continuously over the term of the contract, and the customer simultaneously receives and consumes the benefits provided. Revenue from these services is therefore recognised over time as the service is provided.
For the majority of the services provided by CashCo, its right to consideration from its customers equates to the value of services supplied. On that basis, CashCo applies the practical expedient in IFRS 15 to recognise revenue when the services are provided for the amount that CashCo has a right to invoice for those services.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

CashCo also provides additional services, primarily relating to the provision and/or rental of smart safes and cash recycling equipment. In these cases, CashCo determines whether its sales arrangement contains a lease in accordance with IFRS 16 Leases. Where CashCo determines that a contract includes a lease, the requirements of IFRS 16 are applied for lessor accounting (refer to note m).
Other considerations
For the majority of CashCo’s contracts, invoices are raised in the month or months after the delivery of services. Accrued income arises in relation to services provided that have not been invoiced at the year end.

k)	Contract acquisition and fulfilment costs
CashCo recognises the incremental costs of obtaining a contract with a customer as an asset, to the extent that those costs are expected to be recovered during the contract. Such capitalised costs are amortised over the contract term. Bid team and other costs incurred prior to winning a contract are not capitalised but are charged to the combined carve-out income statement as incurred.
Contract fulfilment costs are capitalised if they relate directly to a contract; result in the creation or enhancement of an asset to be used in the performance of that contract; and are expected to be recovered under that contract. Capitalised contract fulfilment costs are amortised over the contract term in line with the delivery of goods or services.

l)	Interest
Interest income is accrued on a time basis by reference to the principal outstanding and at the effective interest rate applicable. This is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to its net carrying amount. Borrowing costs, also calculated using the effective-interest method, are recognised as an expense in the combined carve-out income statement.

m)	Income taxes
Tax is recognised in the combined carve-out income statement except to the extent that it relates to items recognised in other comprehensive income, in which case it is also recognised through other comprehensive income. The tax expense represents the sum of current tax and deferred tax, and excludes charges for interest on tax and certain penalties on tax settlements, which are reported within finance expenses and administration expenses respectively.
Current tax is based on taxable profit for the year. Taxable profit differs from net profit as reported in the combined carve-out income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. CashCo’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.
Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the combined carve-out financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are recognised to the extent that their recovery is probable, having regard to the projected future taxable income of these entities and after taking into account specific risk factors that affect the recovery of these assets. Judgment is applied on a case-by-case basis due to the jurisdictional nature of taxation. This analysis is considered afresh at the end of each reporting period.
Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and interests in joint ventures, except where CashCo is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
The carrying amount of potential deferred tax assets is re-assessed at the end of each reporting period and recognised to the extent that it is probable that sufficient taxable profits will be available to allow those assets to be recovered.
Deferred tax is measured based on the tax rates that have been enacted or substantively enacted by the end of the reporting period.
Tax liabilities or refunds may differ from those anticipated due to changes in tax legislation, differing interpretations of tax legislation and uncertainties surrounding the application of tax legislation. In situations where uncertainties exist, provision is made for tax liabilities and assets on the basis of management judgment following consideration of the available relevant information. When it is not probable that the tax authorities will accept the treatment proposed by CashCo, the effect of this uncertainty is reflected in the measurement of income taxes (current and deferred). The impact of uncertainty is measured using management's best estimate, taking into account external advice, the anticipated position of the relevant tax authorities, and other local factors. The measurement basis is in accordance with IFRIC 23 principles.

n)	Leases
At the inception of a contract, CashCo assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
As a lessee
CashCo recognises an expense in respect of short-term leases (being those with an initial term of 12 months or less) and leases of low-value items (defined as leases of assets with a cost, when new, of less than £2,500) on a straight-line basis over the life of the lease. For all other leases, CashCo recognises a lease asset and corresponding liability at the date at which the leased asset is made available for use by CashCo.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

On initial measurement lease liabilities are measured at the present value of the future lease payments including fixed payments, in-substance fixed payments, and variable lease payments that are based on an index or a rate, less any lease incentives receivable. CashCo applies the practical expedient to include non-lease components in the measurement of lease liabilities. Lease liabilities also take into account amounts payable under residual-value guarantees and payments to exercise options to the extent that it is reasonably certain that such payments will be made. The payments are discounted at the rate implicit in the lease or, where that cannot be measured, at an incremental borrowing rate determined based on publicly available data for liabilities with matching start dates, terms and currencies, adjusted for the country-specific risk of the lessee. No adjustment is made to reflect the nature of the leased assets on the basis that a lender would not make a material adjustment to the borrowing rate to reflect the nature of the underlying assets.
On initial measurement lease assets are measured at an amount based on the initial value of the associated lease liability, adjusted for any payments made before inception and initial direct costs.
Subsequent to initial recognition, CashCo records an interest charge in respect of the lease liability. The related lease asset is depreciated over the term of the lease or, if shorter, the useful economic life of the leased asset unless it is reasonably certain that CashCo will acquire the asset at the end of the lease in which case it is recognised over the asset’s useful economic life. Lease liabilities are adjusted for changes to the future cash flows due under the lease (for example, changes based on movements in indexes or rates) with a corresponding adjustment typically made to the associated asset.
As a lessor
On occasion CashCo provides customers with the right to use a specified asset as part of its sales arrangements (for example, in service arrangements including the provision of Smart Safes or cash recyclers). In such cases, the lease component of the sales contract is separated and treated as a lease to the customer.
CashCo classifies leases in which it acts as a lessor as finance leases when it transfers substantially all the risks and rewards incidental to ownership of the underlying asset (or, where applicable, underlying lease asset) to the lessee. All leases that do not transfer substantially all of the risks and rewards incidental to ownership to a customer are classified as operating leases.
CashCo recognises assets held under finance leases at an amount equal to its net investment in the lease, which comprises the present value of the lease payments and any unguaranteed residual value accruing to CashCo, discounted using the interest rate implicit in the lease. Lease payments received are apportioned between finance income and the reduction of net investment in the lease so as to produce a constant rate of interest on the outstanding balance of the net investment in the lease.
Assets leased to customers under operating leases are carried at cost within property, plant and equipment. Lease payments received are recognised as income using the straight-line method.

o)	Dividend distribution
Dividends are recognised as distributions in the period in which the respective CashCo Businesses become committed to paying them. The amount payable is recognised as a deduction from equity.

p)	Adoption of new and revised accounting standards and interpretations
New standards, amendments and interpretations not yet effective
CashCo has not early-adopted any standard, amendment or interpretation in the year. A number of new standards, amendments to standards and interpretations are not yet effective for the year ended 31 December 2019.
Management is currently evaluating the impact of the following new standards on the combined carve-out financial statements:

▪	IFRS 3 amendments – Definition of a business

▪	IAS 1 and IAS 8 – Definition of material
4. Accounting estimates, judgments and assumptions
The preparation of the combined carve-out financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of CashCo’s accounting policies, which are described in note 3. These judgements, estimates and assumptions will affect the carrying amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.
Significant judgments
Significant judgments are those made by management when applying its accounting policies that are considered to have the most significant impact on amounts recognised in the combined carve-out financial statements.
Those judgments that are considered to have the most significant impact on amounts recognised in the combined carve-out financial statements, apart from those involving estimations (which are disclosed separately below), are the following:
Leases (treatment of extension or termination options)
CashCo has in excess of 100 property leases within its portfolio. Many of those leases include options to extend or terminate early. Where that is the case, CashCo is required to exercise judgment to determine whether it is reasonably certain that the lease will be extended (or not terminated early). Where options are held by both the lessor and lessee, judgment is required to determine whether the options can be exercised at no cost.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

CashCo makes such judgments on a lease by lease basis taking into account all relevant facts and circumstances, including the purpose of the options, forecast business requirements, and the time until the option is exercised. Generally, CashCo assumes that it is reasonably certain that leases of assets that are used to serve a sales contract will continue until the end of the sales contract but that future renewals of sales contracts are not reasonably certain.
Compliance with foreign ownership rules and consolidation of subsidiaries
The G4S Group has a diverse set of complex ownership structures which are sometimes driven by local laws and regulations relating to foreign ownership. In some instances, the G4S Group operates through local structures with limited direct share ownership of the business but exercises control through shareholders agreements.
Judgement is required in determining whether certain G4S Group entities qualify for consolidation under IFRS 10 – Consolidated Financial Statements including some that form part of CashCo. In some instances, legal and professional advice is sought to support these judgements. Consolidation of any of these entities by G4S Group (and therefore the inclusion of their results and assets and liabilities in the CashCo combined financial statements on a line by line basis) would be at risk if the G4S Group’s ability to enforce its rights of control was successfully challenged.
These judgements have been applied in determining how CashCo combines entities with an aggregated revenue of £119.2m, Profit after tax of £13.8m, and invested equity attributable to Parent entities of £85.1m.
Significant estimates and assumptions
Significant estimates and associated assumptions are those that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year. Significant estimates are made taking into account historical experience and various other factors that are believed to be reasonable under the circumstances, including current and expected economic conditions, and, in some cases, actuarial techniques. Estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.
The most significant estimates, assumptions and sources of uncertainty in preparing the combined carve-out financial statements are set out below:
Carrying value of goodwill
CashCo tests goodwill for impairment on an annual basis or more frequently if there are indications that amounts may be impaired. The impairment analysis as at 31 December 2019 is based on the recoverable amount which is the higher of value in use and fair value less costs to sell. The fair value less costs to sell has been determined with reference to the Transaction price agreed with Brink's. The value in use is determined based upon forecasts of discounted estimated future cash flows arising from the use and eventual disposal of the assets, requiring assumptions about growth rates and the impact of local economic factors. During the year CashCo recognised a goodwill impairment charge of £1.6m relating to Indonesia Business. A description of CashCo’s approach to impairment testing, including the key assumptions and details of impairment charge recorded during the year is presented in note 12.
Leases (estimation of discount rates)
CashCo’s lease liabilities are calculated by discounting future lease payments using the rate implicit in the lease or, if that cannot be readily determined, the incremental borrowing rate at the date at which the leases were entered into or modified. CashCo has calculated almost all of its lease liabilities using incremental borrowing rates. Those rates have been estimated based on publicly available rates for borrowings of the same tenure, start date and currency, adjusted for CashCo’s credit rating and for the credit rating of CashCo entity entering the lease. Determining the rate at which an individual entity could borrow funds on the same terms as an individual lease requires significant estimation.
The average incremental borrowing rate used for leases that were in place during the year ended 31 December 2019 was 5.18%. If the incremental borrowing rates used at 31 December 2019 were decreased by 100bps in respect of all of CashCo’s leases, then CashCo’s lease liabilities would increase by approximately £1.9m (£1.7m relating to land and buildings and £0.2m relating to equipment and vehicles), with a consequential effect on lease assets. An increase of 100bps would decrease CashCo’s lease liabilities by approximately £1.8m (£1.6m relating to land and buildings and £0.2m relating to equipment and vehicles). An (increase)/decrease in the incremental borrowing rates of 100bps would increase/decrease the CashCo's interest charge for the year ended 31 December 2019 by approximately £(0.1)m/£0.1m respectively.
Taxation
CashCo operates in many tax jurisdictions including countries where the tax legislation is not consistently applied and under some complex contractual circumstances where the responsibility for tax arising is not always clear. Judgments and estimates are required to determine the appropriate amount of tax to provide for and any required disclosure around contingent tax liabilities at the end of each reporting period.
Provisions for tax liabilities are estimated for existing matters under dispute with local tax authorities, as well as for matters which it is considered may be disputed by them, where it is probable that a future liability will arise. The tax liability provided is management’s best estimate, taking into account external advice, the anticipated position of the relevant tax authorities, and other local factors. In certain cases, and where appropriate, a probability weighting is applied in determining the amount provided. In all cases it is assumed that the local tax authorities have, or will be provided with, full information.
CashCo has tax losses and other deductible temporary differences which have the potential to reduce tax payments in future years. Deferred tax assets are recognised to the extent that their recovery is probable, having regard to the projected future taxable income of these entities and after taking into account specific risk factors that affect the recovery of these assets. The same profit projections are used for these purposes as are used by the business, for example in assessing the carrying value of goodwill. Judgment is applied on a case-by-case basis due to the jurisdictional nature of taxation. This analysis is considered afresh at the end of each reporting period.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

Valuation of retirement benefit obligations
The valuation of defined retirement benefit schemes is arrived at using the advice of qualified independent actuaries who use the projected unit credit method for determining CashCo’s obligations. This methodology requires the use of a variety of assumptions and estimates, including the determination of an appropriate discount rate, the expected return on scheme assets, mortality assumptions, future service and earnings increases of employees and inflation. Full details of CashCo’s retirement benefit obligations, including an analysis of the sensitivity of the calculations to the key assumptions, are presented in note 21.
Labour laws and commercial agreements
CashCo is involved in disputes in a number of countries, mainly related to activities incidental to its operations. Currently there are a number of such disputes, including in relation to the application of local labour law, commercial agreements with customers and subcontractors and claims and compliance matters, in some cases in the course of litigation. In addition the interpretation of labour laws and regulations in a number of countries where CashCo operates is complex and there is an inherent judgment made when applying those laws and regulations that are open to interpretation. As such, there is a risk that further disputes and claims from employees could arise in the future.
Where there is a dispute (or where there is a risk of a dispute on claims in the future) and where, based on legal counsel advice, CashCo estimates that it is probable that the dispute will result in an outflow of economic resources, provision is made based on CashCo’s best estimate of the likely financial outcome. For further details of how CashCo has applied judgments and estimates to these provisions and, where relevant, an analysis of the sensitivity of the provisions to the key underlying estimates and assumptions, refer to note 22.
In certain instances it is not possible to determine a reliable estimate or a reasonable range of potential outcomes. For these cases, disclosure of the relevant items as contingent liabilities is provided in note 22.
5. Revenue
CashCo’s revenue by type of service can be analysed as follows:

Year ended 31 December	2019 £m
Sale of goods	4.9
Rendering of services	623.0
Total	627.9

CashCo’s revenue by customer type can be analysed as follows:

Year ended 31 December	2019 £m
Major corporates	74.5
Government	14.6
Financial institutions	334.4
Retail, leisure and consumers	179.2
Private energy/utilities	11.8
Transport, ports and aviation	13.4
Total	627.9

Assets and liabilities related to contracts with customers

Assets	Notes	31 December 2019 £m	1 January 2019 £m
Accrued income	15	10.7	11.3
Trade receivables (current)	15	75.4	68.6
Trade receivables (non current)	15	9.3	10.2
Loss allowance	15	(3.2)	(13.2)
Total contract assets		92.2	76.9

Liabilities
Deferred income	19	(0.6)	(0.8)
Total liabilities related to contracts with customers		(0.6)	(0.8)

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

6. Expenses by nature

	Notes	2019 £m
Staff costs	7	(315.2)
Recharges and allocations from Parent entities		(14.9)
Vehicle expenses		(32.7)
Insurance costs		(5.9)
Impairment of goodwill and property, plant and equipment		(6.2)
Depreciation and amortisation		(47.3)
Equipment and IT costs		(14.2)
Property costs		(10.3)
Restructuring costs		(1.4)
Freight costs		(20.9)
Subcontractor and temporary labour costs		(60.6)
Other direct costs[1]		(21.1)
Other indirect costs		(22.0)
Total cost of sales, selling, general and administrative expenses		(572.7)
1. Includes cost of inventories recognised as an expense of £3.0m

7. Staff costs

2019 £m
Wages and salaries	(276.4)
Share based payments	(0.3)
Social security costs	(26.1)
Employee benefits	(12.4)
Total staff costs	(315.2)
8. Net finance expense

2019 £m
Interest and other income on cash, cash equivalents and investments	1.5
Interest and other finance income from loans to Parent entities	1.7
Other finance income	1.3
Finance income	4.5
Interest on bank overdrafts and loans	(0.3)
Interest and other finance charges on loans from Parent entities	(4.3)
Interest on lease liabilities	(3.8)
Other finance charges	(1.4)
Total CashCo borrowing costs	(9.8)
Finance costs on defined retirement benefit obligations	(1.6)
Finance expense	(11.4)
Net finance expense	(6.9)

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

9. Tax

2019 £m
Current tax expense
Current year	13.4
Adjustments in respect of prior years (note (iii))	4.0
Total current tax expense	17.4
Deferred tax expense (see note 23)
Current year	-
Adjustments in respect of prior years (note (iii))	-
Total deferred tax expense	-
Total income tax expense for the year	17.4
Tax is calculated at the corporation tax rates prevailing in the relevant jurisdictions.
The tax charge for the year can be reconciled to the profit per the combined carve-out income statement as follows:

2019 £m
Profit before tax	57.8

Tax at UK corporation tax rate of 19%	11.0
Expenses that are not deductible and other additions to taxable profit (note (i))	1.1
Different tax rates of subsidiaries operating in non-UK jurisdictions (note (ii))	0.4
Different tax rates of subsidiaries operating in non-UK jurisdictions –permanent differences and timing differences	(0.3)
Adjustment in respect of prior years – current and deferred tax (note (iii))	4.0
Goodwill and tangible asset impairments not allowable for tax (note (iv))	1.2
Total income tax charge	17.4
Effective tax rate for CashCo	30.1%
The effective tax rate is 30.1%. An explanation of the items giving the rise to the difference between the effective tax rate and the UK corporation tax rate is set out below:
(i) Expenses that are not deductible and other additions to taxable profit – £1.1m: reflects the tax effect of items which, in management’s judgment, are potentially disallowable for the purposes of determining local taxable profits.
(ii) Different tax rates of subsidiaries operating in non-UK jurisdictions – £0.4m: arises because of the profits of CashCo being subject to tax at rates different from the current UK corporation tax rate of 19%.
(iii) Adjustment in respect of prior years – current and deferred tax – £4.0m: relates to changes in provisions for unresolved tax issues. The principal component of the adjustment in respect of prior years is a provision for a tax dispute in Indonesia regarding the deductibility of certain operating expenses.
(iv) Goodwill and tangible asset impairments not allowable for tax – £1.2m: relates to the impairment of goodwill and property, plant and equipment recognised in Indonesia (see note 12). The impairment of goodwill and land and buildings is not tax deductible. A deferred tax asset on the taxable temporary differences relating to the impairment of property, plant and equipment other than Land and Buildings is not recognised as it is not probable that the future taxable profit will be available against which the deductible temporary differences may be utilised.
Issues relating to taxation
The calculation of CashCo’s total tax charge involves consideration of certain items whose tax treatment cannot be ultimately determined until the final resolution has been reached through negotiation with the relevant tax authorities, or via a domestic or international dispute resolution process.
The global nature of CashCo’s operations means that the most significant tax risk is in relation to challenges from tax authorities in respect of the pricing of cross-border transactions and CashCo’s interpretation of the OECD’s arm’s-length principle. This risk is largely driven by the inherently subjective nature of transfer pricing and the divergent views taken by tax authorities. In determining the appropriate level of provisions in respect of such challenges, CashCo applies a risk-based approach which considers factors such as the quantum of the charge, the countries party to the transaction and the relevant statutes of limitation.
As CashCo operates in a significant number of countries, determining the appropriate level of judgment is typically influenced by the CashCo’s evolving experience of tax controversy in different countries. CashCo has open tax periods in Indonesia in respect of cross-border transactions which has led to a provision of £0.5m. As at 31 December 2019, CashCo had total tax exposures of approximately £4.8m of which £4.2m is provided against. CashCo believes that it has made appropriate provision for open tax periods which have not yet been agreed by tax authorities. The final agreed liabilities may vary from the amounts provided, as these are dependent upon the outcomes of the domestic and international dispute resolution processes in the relevant countries. CashCo typically has limited control

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

over the timing of resolution of uncertain tax positions with tax authorities. Acknowledging this inherent unpredictability, and on the basis of currently available information, CashCo does not expect material changes to occur to the level of provisions against uncertain tax positions during the next twelve months.
The following taxation credit has been recognised directly in equity within other comprehensive income:

2019 £m
Tax credit relating to defined retirement benefit schemes[1]	(1.2)
Total tax credit recognised to other comprehensive income	(1.2)
1It includes impact of decrease in opening balance of deferred tax assets on Netherlands defined retirement benefit scheme as a result of decrease in Netherlands tax rates from 25% to 21.7% (being substantively enacted rate as at 31 December 2019).

10. Dividends

2019 £m
Dividends paid to Parent entities	(9.4)
Dividends paid to Non-controlling interests	(7.2)
Total	(16.6)

11. Acquisitions and disposals
Acquisition of SecurCash B.V. (Netherlands)
On 1 April 2019, CashCo acquired 100% of the shares of SecurCash B.V. SecurCash B.V. provides CIT, ATM servicing and Cash & Coin Processing activities to the banking sector in the Netherlands. The acquisition of SecurCash B.V resulted in CashCo consolidating its position as a market leader in the provision of services to the banking sector in the Netherlands.
CashCo incurred total acquisition related costs of £0.1m in respect of legal fees and due diligence which have been recognised within selling, general and administrative expenses in the combined carve-out income statement.
For the nine months ended 31 December 2019, SecurCash B.V contributed revenue of £10.0m and a profit of £2.2m. If the acquisition had occurred on 1 January 2019, management estimates revenue would have been £13.3m, and profit for the year would have been £2.9m. In estimating these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been same if the acquisition had occurred on 1 January 2019.
The following table summarises the recognised amounts of identifiable assets acquired and liabilities assumed and the goodwill recognised at the date of acquisition.

2019 £m
Total consideration paid in cash	2.4
Identifiable net assets acquired:
Property, plant and equipment	3.4
Customer related intangible assets	3.1
Trade and other receivables	0.9
Trade and other payables	(2.0)
Lease liabilities	(1.5)
Provisions	(1.3)
Retirement benefit obligations	(0.2)
Deferred tax	(0.8)
Total identifiable net assets acquired	1.6
Goodwill recognised	0.8

Fair values of the carrying value of the assets and liabilities were estimated as at the acquisition date. Goodwill of £0.8m arose on the acquisition reflecting the value of the acquired workforce and expected synergies between the acquired business and the existing business.
Trade receivables comprise gross contractual amounts due of 0.9m. The entire amount was expected to be collectable.
Transactions with NCI
Transactions with non-controlling interests in the year primarily relate to agreements entered into in 2019 in Europe and Asia to strengthen CashCo’s relationships in the affected countries.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

The schedule below shows the effects on the equity attributable to Parent entities of the transactions with NCI:

2019 £m
Net carrying value of NCI recognised in the year	(27.5)
Consideration paid by G4S Group on behalf of CashCo	(6.5)
Deferred consideration receivable by CashCo	20.7
Net decrease in invested equity attributable to Parent entities	(13.3)

The consideration paid by the G4S Group on behalf of CashCo has been treated as capital contribution in the combined and carve-out financial statements.
12. Intangible assets

		Other intangible assets
2019	Goodwill £m	Customer-related £m	Non-acquisition-related intangible assets £m	Total £m
Cost
At 1 January 2019	230.3	2.5	13.6	246.4
Additions	-	-	1.1	1.1
Disposals	-	-	(0.5)	(0.5)
Acquisition of a business	0.8	3.1	-	3.9
Transfers from Parent entities	-	-	0.1	0.1
Exchange differences	(10.5)	(0.2)	(0.7)	(11.4)
At 31 December 2019	220.6	5.4	13.6	239.6

Accumulated amortisation and impairment losses
At 1 January 2019	-	(1.3)	(12.5)	(13.8)
Amortisation charge	-	(1.8)	(0.6)	(2.4)
Impairment	(1.6)	-	-	(1.6)
Disposals	-	-	0.5	0.5
Exchange differences	-	0.2	0.6	0.8
At 31 December 2019	(1.6)	(2.9)	(12.0)	(16.5)

Carrying amount
At 1 January 2019	230.3	1.2	1.1	232.6
At 31 December 2019	219.0	2.5	1.6	223.1
Goodwill impairment testing
CashCo tests goodwill for impairment on an annual basis or more frequently if there are indications that it may be impaired. CashCo’s impairment test compares the carrying value of goodwill and other relevant non-current assets held by each CGU with the recoverable amount of each CGU as at 31 December 2019 and as at 1 January 2019 (the date of transition). An impairment is recognised when the recoverable amount of a CGU is less than the carrying value of goodwill and other relevant non‐current assets.
As explained in the basis of preparation, CGUs for goodwill impairment testing purposes have been identified on a country-level basis with each country divided into separate Conventional Cash Solutions and Secure Solutions CGUs.
As at 31 December 2019 the recoverable amount of each CGU has been determined to be the higher of value in use (“VIU”) and fair value less costs to sell (“FVLCTS”). The fair value less cost to sell of each CGU has been determined based on the transaction price agreed with Brink's which is not subject to any change except for differences to expected working capital. Value in use is derived from discounted cash flow calculations. The key inputs to the cash flow calculations used to determine value in use are described below.
Forecast cash flows
All operating countries within CashCo produce a budget for the next financial year (i.e. for the year ending 31 December 2020) and forecasts for the four years following the budget year (i.e. for the years ending 31 December 2021 to 31 December 2024). Separate budgets are produced for Conventional Cash Solutions businesses and Secure Solutions business in each country where applicable. The

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

budgets and forecasts are reviewed and approved by G4S Plc management. The budgets and forecasts form the basis of the estimated future cash flows used in CashCo’s impairment test.
The key assumptions that are made in determining CashCo’s budget and forecasts vary between CGUs. However, they typically include assumptions about CashCo’s ability to win and retain work (particularly as its existing contracts come to an end); the margins that will be achieved; and CashCo’s ability to control its fixed cost base. In making those assumptions, management assesses current run-rates, adjusted for known wins and losses and for expected changes in market conditions.
In undertaking CashCo’s impairment tests, the budgets and forecasts approved by G4S management are adjusted to the extent that events since they were developed (for example, the subsequent loss of contracts) indicate that they may no longer be achievable. In making such adjustments, particular attention is given to the final two years of the forecasts to ensure that the increased uncertainty inherent in the forecasts in later years and any additional risk affecting the forecast results for those years are adequately reflected.
Terminal values are projected by applying growth rates based on country-specific long-term inflation rates. Estimated future cash flows are discounted using country-specific risk-adjusted discount rates as described in the discount rate section.
Discount rates
The following key inputs are used to calculate country-specific discount rates for CashCo CGUs which were part of the G4S Group:

Input	How determined	31 Dec 2019
Risk-free rate (the G4S Group)	The G4S Group’s risk-free rate is based on the UK government's 20 year gilt/bond rates.	1.22% in UK
Adjusted risk-free rate (country specific)
Country-specific risk-free rates are derived for each CGU by adjusting the G4S Group’s risk-free rate for both the relevant inflation rate differential between the UK and that CGU’s country and by applying an appropriate country-specific risk premium sourced primarily from the IMF and New York University websites as well as other studies by independent economists.
1.6% in UK
Unleveraged beta
Beta is a risk adjustment applied to the discount rate to reflect the risk of the G4S Group’s operating companies relative to the market as a whole. The Group’s beta is estimated by performing an analysis of comparable multi-national listed companies and is adjusted for the appropriate leverage of the G4S Group.
0.75 for the G4S Group
Debt margin
The G4S Group applies a Group-wide debt margin to the country-specific risk-free rates to obtain a cost of debt for each CGU. The debt margin is determined by calculating the premium between the yield on a BBB- rated 15+ year UK benchmark bond and the UK risk-free rate.
1.3% in UK
Weighted-average cost of capital (pre-tax)	The weighted-average cost of capital is calculated by weighting the cost of equity and the cost of debt by the applicable debt to equity ratio at the year end.	8.6% in UK

Management does not believe that any reasonably possible change in a key assumption would reduce the headroom in respect of any of the CGUs measured using value in use to £nil.
The fair value less costs to sell is measured on a basis consistent with Level 2 of the fair value hierarchy as explained below.
Fair values are classified by reference to the inputs to the valuation technique used to derive them, using the following hierarchy:
Level 1 – inputs are unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – inputs are observable for the asset or liability either directly or indirectly but are not quoted prices included in Level 1;
Level 3 – inputs are unobservable for the asset or liability.
Management is not aware of any reasonably possible change in the transaction price that could erode the headroom of any CGU measured based on FVLCTS to £nil.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

CGUs with significant goodwill balances
Key information regarding the carrying amount of goodwill held within each of the Group’s CGUs with significant goodwill balances (all amounts stated after the effect of impairments taken in the year) is as follows:

Goodwill	2019 £m	Basis for recoverable amount	Discount rate	Terminal Growth rate
Netherlands	81.7	FVLCTS	N/A	N/A
G4Si	40.0	FVLCTS	N/A	N/A
Malaysia	38.0	VIU	8.0%	2.3%
Hong Kong	20.7	VIU	8.0%	2.5%
Estonia	10.0	FVLCTS	N/A	N/A
Macau	10.0	VIU	8.5%	3.0%
Ireland	5.2	VIU	7.5%	2.0%
Czech Republic	4.5	VIU	7.5%	2.0%
Kuwait	3.0	VIU	7.3%	2.5%
Belgium	2.8	VIU	6.6%	1.8%
Other (all allocated)	3.1
Total goodwill	219.0
Impairment loss
The recoverable amount exceededs the carrying value of goodwill and non-current assets of the all of the CGUs except for Indonesia.
The Indonesian CGU provides Conventional Cash Solutions services. The impairment arose because the carrying value of goodwill and other relevant non-current assets in that country exceeded the recoverable amount calculated based on fair value less costs to sell as a result of contraction in the size of the business during 2019.
Information regarding the carrying amount of goodwill, other non-current assets held and the recoverable value for Indonesia is as discussed below:

2019	Goodwill £m	Goodwill and NCA[1] £m	Recoverable value £m
Indonesia	£1.6	£9.3	3.1
1 Non-current assets (NCA) comprise property, plant and equipment.
The Indonesian CGU's asset classes against which impairment is recognised for the year ended 31 December 2019 are as discussed below. The impairment loss is recognised within selling, general and administrative expense in the combined carve-out income statement.

2019 £m
Goodwill	(1.6)
Property, plant and equipment	(4.6)
Total impairment loss	(6.2)

Impact of Covid-19 on the forecasts used for goodwill impairment testing

As described in note 27, the Covid-19 pandemic has affected large parts of the world since 31 December 2019. Whilst Covid-19 is primarily a public health emergency, it has had very significant consequential effect on global and national economies resulting in an unprecedented reaction from governments and regulators. At this stage, it is impossible to predict a reasonably possible effect of Covid-19 on the assumptions used in CashCo's goodwill impairment tests. However, if the worst long-term predictions of the effects of Covid-19 on the global economy were to materialise, it may result in a material impairment of CashCo's goodwill balances.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

13. Property, plant and equipment

2019	Land and buildings- Purchased £m	Land and buildings – Leased (Lease asset) £m	Equipment and vehicles- Purchased £m	Equipment and vehicles- Leased (Lease asset) £m	Total £m
Cost
At 1 January 2019	80.3	133.2	215.5	74.3	503.3
Additions	3.1	12.7	23.4	5.0	44.2
Disposals	(5.0)	(3.2)	(11.8)	(18.9)	(38.9)
Acquisition of a business	0.5	-	1.4	1.5	3.4
Transfers from/to Parent entities	0.1	0.4	(0.1)	(0.5)	(0.1)
Exchange differences	(3.9)	(6.4)	(10.8)	(3.4)	(24.5)
At 31 December 2019	75.1	136.7	217.6	58.0	487.4

Accumulated depreciation
At 1 January 2019	(49.8)	(75.7)	(152.6)	(48.2)	(326.3)
Depreciation charge	(3.9)	(12.7)	(17.9)	(10.3)	(44.9)
Impairment charge[1]	(0.8)	(0.5)	(3.2)	(0.1)	(4.6)
Disposals	2.2	3.1	10.7	17.1	33.1
Transfers from/to Parent entities	(0.2)	(0.1)	0.5	0.4	0.6
Exchange differences	2.5	4.1	6.8	2.3	15.7
At 31 December 2019	(50.0)	(81.8)	(155.7)	(38.8)	(326.3)

Carrying amount
At 1 January 2019	30.5	57.5	62.9	26.1	177.0
At 31 December 2019	25.1	54.9	61.9	19.2	161.1
1 Refer to note 12
The net book value of equipment and vehicles includes £0.3m of assets leased by CashCo to third parties under operating leases. Accumulated depreciation of these assets was £0.1m (net of accumulated depreciation of £0.2m relating to disposals) and the depreciation charge for the year of £0.2m. Details of leases are disclosed in note 18.
14. Inventories

2019 £m
Raw materials	1.1
Work in progress	1.5
Finished goods including consumables	3.5
Total inventories	6.1

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

15. Trade and other receivables

2019 £m
Within current assets
Accrued income	10.7
Trade receivables	75.4
Loss allowance	(3.2)
Receivables from customers in respect of cash-processing operations	0.5
Other receivables	11.3
Prepayments	6.2
Net investment in finance leases	0.6
Total trade and other receivables included within current assets	101.5

Within non-current assets
Trade receivables	9.3
Net investment in finance leases	2.8
Other receivables	19.6
Total trade and other receivables included within non-current assets	31.7
Credit risk on trade receivables
CashCo’s customers are both large in number and dispersed geographically in around 25 countries. Management is therefore satisfied that across CashCo’s total trade receivables as at 31 December 2019 there is no significant concentration risk. CashCo assesses the credit-worthiness of potential customers by adopting processes such as obtaining approval for credit limits over a set amount, performing credit checks and assessments and obtaining additional security where required.
Credit terms vary across CashCo and can range from 0 to 90 days to reflect the different risks within each country in which CashCo operates.
Impairment of financial assets
CashCo applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and other contract assets (being unbilled work in progress).
To measure the expected credit losses, trade receivables and other contract assets have been grouped based on shared credit risk characteristics and the days past due. The expected loss rates are based on the payment profiles of sales over a period of at least 24 months before the end of the relevant reporting year and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors that CashCo considers would affect the ability of its customers to settle the receivables. CashCo has identified the GDP rates of the countries in which it sells its goods and services to be the most relevant factor, and accordingly adjusts the historical loss rates based on expected changes in GDP rates. Management does not consider that a reasonably possible change in the estimation of expected credit losses would have a material impact on the results of the following year.
On that basis, the loss allowance was determined as follows for both trade receivables and other contract assets:

	Current £m	1-30 days overdue £m	31-60 days overdue £m	61-90 days overdue £m	91-180 days overdue £m	181-365 days overdue £m	Over 365 days overdue £m	Total £m
Expected loss rate	0.1%	0.4%	1.6%	2.7%	4.3%	9.6%	23.9%	3.8%
Gross carrying amount – trade receivables	49.0	17.1	3.5	1.0	1.4	0.5	12.22	84.7
Loss allowance 31 December 2019	0.05	0.07	0.05	0.03	0.06	0.04	2.90	3.2

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

The closing loss allowances for trade receivables as at 31 December 2019 reconcile to the opening loss allowances as follows:

2019 £m
At 1 January 2019	(13.2)
Increase in loss allowance	(0.4)
Amounts written off during the year	(0.1)
Unused amounts reversed[1]	9.5
Exchange differences	1.0
At 31 December 2019	(3.2)
1. Unused amounts reversed include £9.3m provided in respect of a specific receivable that was subject to legal challenge. Following a court ruling in 2019, the loss allowance has been released and an equal and opposite provision in respect of an associated counter-claim has been recorded (refer note 22)
CashCo does not hold any collateral over these balances. CashCo’s DSO measure (days’ sales outstanding) based on revenue from the last 90 days of the year is 44 days.
16. Cash, cash equivalents and bank overdrafts
CashCo provides a range of cash handling and processing services on behalf of customers. These services include the collection, segregated storage and delivery of customer cash, with title to the cash handled remaining with the customer throughout the process. The cash involved in these services is never recorded in CashCo’s balance sheet.
A number of other cash-processing services are provided to customers, such as the sale and purchase of physical cash balances, and the replenishment of ATMs and similar machines from customer funds held in bank accounts held by the CashCo Businesses.
These funds, which are generally settled within two working days, are classified as “funds within cash-processing operations”, along with the related balances due to and from customers in respect of unsettled transactions, and are included gross within the relevant balance sheet classifications as shown in the following table:

Funds within cash-processing operations	2019 £m
Stocks of money, included within cash and cash equivalents	45.2
Overdraft facilities related to cash-processing operations, included within bank overdrafts	(0.2)
Liabilities to customers in respect of cash-processing operations, included within trade and other payables	(45.5)
Receivables from customers in respect of cash-processing operations, included within trade and other receivables	0.5
Funds within cash-processing operations (net)	-
While these cash and bank balances are not formally restricted by legal title, they are restricted by CashCo’s own internal policies to ensure that they are not used for the purposes of CashCo’s own operations. For the purposes of CashCo’s combined carve-out statement of cash flow, funds within cash-processing operations are therefore recorded net of the related balances due to and from customers in respect of unsettled transactions, within cash, cash equivalents and bank overdrafts, and hence have no impact on CashCo’s statutory cash flows.
A reconciliation of cash, cash equivalents and bank overdrafts at the end of the year per the combined carve-out statement of financial position to the corresponding balances included within the combined carve-out statement of cash flows is as follows:

2019 £m
Cash and cash equivalents in the combined carve-out statement of financial position	204.3
Bank overdrafts in the combined carve-out statement of financial position	(4.0)
Total cash, cash equivalents and bank overdrafts	200.3
Add:
Liabilities to customers in respect of cash-processing operations, included within trade and other payables	(45.5)
Receivables from customers in respect of cash-processing operations, included within trade and other receivables	0.5
Cash, cash equivalents and bank overdrafts at the end of the year in the combined carve-out statement of cash flows	155.3

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

Cash and cash equivalents comprise principally short-term money market deposits, current account balances and CashCo-owned cash held in ATM machines. At 31 December 2019, cash and cash equivalents earned interest at a weighted-average rate of 0.16%. The credit risk on cash and cash equivalents is limited because wherever possible, and in accordance with G4S Group Treasury policy, the cash is placed with bank counterparties that hold investment grade credit ratings assigned by international credit-rating agencies.
17. Bank overdrafts, bank loans and loans

2019 £m
Within current liabilities
Bank overdrafts	(4.0)
Bank loans	(1.1)
Payables to Parent entities[1] (Unsecured)	(430.9)
Total	(436.0)
1 Excludes trading related payable to Parent entities.
Fair value
The carrying amounts of bank overdrafts and current bank loans are considered to be the same as their fair values due to their short-term nature. Loans payable to Parent entities recognised by CashCo are all repayable on demand and are at a market rate of interest. Therefore, the fair value of loans payable to Parent entities are not materially different from the carrying amounts.
Risk exposures
Details of CashCo’s exposure to risks arising from current and non-current borrowings are set out in note 20.
18. Leases
Lessee arrangements
CashCo has a large number of leases dispersed geographically in around 25 countries. Approximately 70% of CashCo’s leases comprise various properties and the other 30% relate to vehicles and equipment. The majority of CashCo’s leases have a lease term between 1 and 5 years.
The statement of financial position shows the following lease liabilities:

Contractual undiscounted cash flows 2019 £m
Maturity analysis
Within 1 year	(25.1)
Between 1 and 3 years	(40.7)
Between 3 and 5 years	(14.4)
Over 5 years	(16.3)
Total undiscounted lease liabilities at 31 December	(96.5)

Lease liabilities included in the statement of financial position at 31 December	2019 £m
Current	(22.7)
Non-current	(63.4)

Amounts recognised in profit or loss
The following amounts have been recognised in profit or loss for which CashCo is a lessee:

2019 £m
Interest expense on lease liabilities	(3.8)
Expenses relating to short-term leases	(0.9)
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	(0.1)
Expenses relating to variable lease payments not included in the measurement of lease liabilities	(0.1)

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

Amounts recognised in statement of cash flows

2019 £m
Total cash outflow for leases	(30.0)

Extension and termination options are included in a number of leases across CashCo. These options offer additional flexibility in the use of assets for CashCo’s operations. Extension or termination options are included in the lease term if the lease is reasonably certain to be extended or terminated. Extension or termination options and, to a lesser extent, future variable lease payments not included in the measurement of lease liabilities amounted to £nil.
Lessor arrangements
CashCo acts as a lessor in a limited number of arrangements primarily for the provision of smart safes, cash recycling equipment and lease assets related to those type of assets to the G4S Group’s customers. Where it acts a lessor, CashCo assesses whether the lease to its customer is a finance or operating lease based on whether substantially all of the risks and rewards incidental to ownership of the underlying asset, or lease asset as applicable, transfer to the customer.
The discounted future cash flows expected to be received from assets leased out under finance leases are recognised as net investment in finance leases. At 31 December 2019 the net investment receivable from finance leases was £3.4m (refer to note 15). The main movements in the net investment in finance leases were amounts received of £0.9m and new leases of £0.5m. The maturities of the lease payments are set out in the following table:

2019 £m
Less than 1 year	0.6
Between 1 and 2 years	1.8
Between 2 and 3 years	0.8
Between 3 and 5 years	0.2
Net investment receivable from finance leases	3.4
CashCo also recognised £0.1m of income from operating leases.
19. Trade and other payables

	Notes	2019 £m
Within current liabilities:
Trade payables		(23.5)
Other taxation and social security costs		(13.1)
Holiday pay and other wage-related accruals		(24.7)
Liabilities to customers in respect of cash-processing operations		(45.5)
Other payables		(11.0)
Other accruals		(21.1)
Deferred income		(0.6)
Total trade and other payables included within current liabilities		(139.5)

Trade and other payables principally comprise amounts outstanding for trade purchases and on-going costs. The average credit period taken for trade purchases is 45 days.
20. Financial risk
G4S plc applies a group wide risk management policy which includes the long-term sustainable management of its business activities and, where possible, the mitigation of the associated business risks. During 2019, CashCo formed part of that risk management policy. G4S plc’s risk management policies are established to identify and analyse the risks faced by the underlying entities of G4S plc (including CashCo), to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the G4S Group’s activities. Based on the nature and relative significance of the risks related to CashCo’s markets, clients and regions and its portfolio of activities, the risks have been quantified to the extent possible.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

As at 31 December 2019, CashCo has recognised the following financial assets and liabilities. All of these are classified at amortised cost.

	Notes	2019 £m
Financial assets
Cash and cash equivalents	16	204.3
Trade receivables	15	84.7
Loss allowance	15	(3.2)
Other receivables	15	30.9
Receivables from customers in respect of cash-processing operations	16	0.5
Receivables from Parent entities[1]		90.5
Net investment in finance leases	15	3.4
Total financial assets measured at amortised cost		411.1
Financial liabilities
Bank overdrafts	17	(4.0)
Bank loans	17	(1.1)
Payables to Parent entities[2]		(454.2)
Liabilities to customer in respect of cash-processing operations	16	(45.5)
Trade payables	19	(23.5)
Other payables	19	(11.0)
Other accruals	19	(21.1)
Lease liabilities	18	(86.1)
Total financial liabilities measured at amortised cost		(646.5)
1 Includes £41.6m relating to trading balances and £48.9m relating to loan receivable balances from Parent entities.
2 Includes £23.3m relating to trading balances and £430.9m relating to loan payable balances to Parent entities.
Liquidity risk
Liquidity risk is the risk that CashCo will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. Historically, CashCo has participated in G4S Group’s cash pooling arrangement, which ensured that sufficient cash on demand was available to meet expected near-term operational expenditures.
CashCo’s ability to make payments on and to refinance the indebtedness, including any future debt that CashCo may incur, will depend on CashCo’s ability to generate cash in the future from operations, financings or asset sales. CashCo’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the control of the management of CashCo.
As at 31 December 2019 there are no significant long term financial liabilities recognised by CashCo. The loans from Parent entities recognised as at 31 December 2019 will be settled as a part of this Transaction and will not impact the future liquidity of CashCo.
Maturity profile of financial liabilities
All financial liabilities of CashCo, apart from its lease commitments are expected to be settled within one year. Maturity analysis for commitments in respect of lease liabilities has been disclosed in note 18.
Set-off of financial assets and liabilities
Financial assets and liabilities are offset and the net amount is reported in the combined carve-out statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. There were no material amounts offset in the combined carve-out statement of financial position or associated with enforceable master netting agreements.
Market risk
Market risk includes changes in market prices, such as foreign exchange rates, interest rates and equity prices which will affect CashCo’s income or the value of its holdings of financial instruments.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

Currency risk
CashCo conducts business in many countries but, wherever possible, each business operates and conducts its financing activities in local currency limiting transactional currency risk. As there are no significant foreign currency exposures in the underlying entities, no foreign currency sensitivity has been provided. The combined carve-out financial statements for CashCo have been presented in Sterling and are therefore subject to foreign-exchange risk due to the translation of the results and net assets of its foreign subsidiaries. Management is of the view, “translation risk”, arising from translating the financial statements of a foreign operation into the presentation currency of CashCo, does not meet the definition of currency risk as defined in IFRS 7. Therefore, no sensitivity analysis has been provided for translation of the underlying entities of CashCo.
Interest rate risk
CashCo’s interest bearing liabilities consists of bank overdrafts, bank loans and lease liabilities. A 1% increase/decrease in interest rates across all borrowings (excluding those from Parent entities) would lead to a change in the interest charge by approximately £0.9m. Loans payable to Parent entities will be settled as a part of the Transaction and therefore, CashCo is not exposed to the interest rate risks on these loans beyond the completion of the Transaction. Therefore, no sensitivity has been disclosed in respect of loans payable to Parent entities.
Counterparty credit risk
Credit risk is the risk of financial loss to CashCo if a customer or counterparty to a financial instrument fails to meet its contractual obligations. This arises principally from CashCo’s trade receivables. CashCo’s policy of managing credit risks and the expected credit losses has been provided in note 15. No other receivables carry any significant credit risk.
Capital management
As stated in the basis of preparation, CashCo was managed as a part of the G4S Group. The G4S Group’s investment in the CashCo Businesses is presented as Invested equity attributable to Parent entities in the combined carve-out statement of financial position.

21. Retirement benefit obligations
CashCo operates a wide range of retirement benefit arrangements. These include defined contribution, multi-employer and funded and unfunded defined benefit schemes.

Defined contribution arrangements

Under these arrangements, the employer contribution and resulting income statement charge is fixed at a set level or is a set percentage of employees’ pay. Contributions made to defined contribution schemes in the year ended 31 December 2019 and charged to the combined carve-out income statement of CashCo totalled £2.9m.
Multi-employer arrangement
In the Netherlands, most employees are members of the Security Industry Wide Pension Fund (IWPF). CashCo employees make up about a quarter of the active membership of this scheme. Withdrawal from the scheme is only possible under certain strict conditions determined by Dutch law and by the pension fund board of the IWPF.
The scheme pays a pension based on the average of a member’s earnings over their career in the industry. Pensionable salary is subject to a cap and an offset that reflects social security levels.
Annual pension increases for members are “conditional”, meaning they are set as a percentage of the relevant inflation measure for the pension concerned, where the percentage depends on the funding level.
The current solvency ratio is 106.3% (December 2019) which exceeds the minimum solvency level of 104.2%. According to Dutch law the plan’s funding must aim to target a required funding ratio within 10 years, that level is 121.8% (as at 31 December 2019).
The scheme is funded by an annual contribution that is set by the IWPF board in line with the financing rules that state that the premium should cover the cost of the annual accrual of pension benefits. The employer pays 60% of contributions and the employees the remaining 40%. From 1 January 2020 the premium is 35% of pensionable salaries.
The financing rules specify that an employer is not obliged to pay any further premiums in respect of previously accrued benefits. This means that in the case of insufficient funding, the benefits of participants could, in theory, be reduced. However the board of the IWPF has some flexibility in setting the contribution level, for example it could maintain a contribution rate that is above the calculated minimum and use the difference to improve the funding level. Any reduction in premium due to surplus would only be possible at much higher solvency levels than present.
It is not possible to identify CashCo’s share of the IWPF’s assets and liabilities. As a result, and in line with general practice for such schemes, the scheme is accounted for as if it were a defined contribution scheme under IAS 19.
Premiums paid to the scheme by CashCo and charged to the combined carve-out income statement in 2019 totalled £2.0m. The estimated premium expected to be paid to the scheme during 2020 is approximately £2.0m.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

As of 1 January 2020, the pension plan has been converted to a Collective Defined Contribution scheme (CDC). Before the change, the pension accrued at a rate of 1.875% of pensionable salary, but due to the change to CDC as of this year the pension accrual rate for 2020 is determined at 1.49%. The accrual rate for each year will be determined towards the end of the preceding year, with a maximum of 1.875%.
Separately, the Dutch government has been negotiating with employers’ organisations and trades unions on proposed changes to the country’s pension system. An agreement was reached in principle in mid-2019; details remain to be determined in a process that is expected to run through 2020 and 2021. CashCo will monitor these developments including for any potential cost implications.
The Netherlands Cash Solutions Pension Plan (“the Cash Solutions scheme”) is a separate scheme operated in respect of members’ service to 2016, at which date members joined the IWPF. Benefits (including pension indexation) have to be at least equivalent to the IWPF’s benefits.
Defined benefit arrangements
CashCo operates several funded and unfunded defined retirement benefit schemes where the benefits are based on employees’ length of service. For funded arrangements, the assets of defined benefit schemes are held in separate trustee-administered funds or similar structures in certain countries.
Combined carve-out income statement
The amounts recognised in the combined carve-out income statement in relation to the scheme are included within the following categories:

2019 £m
Cost of sales	0.9
Net finance costs	(1.5)
Total	(0.6)
Combined carve-out statement of comprehensive income
Re-measurements of the net defined benefit obligation are recognised in full in other comprehensive income in the year in which they arise. These comprise the impact on the net defined benefit liability of changes in demographic and financial assumptions compared with the start of the year, actual experience being different to those assumptions and the return on plan assets above the amount included in the net pension interest expense.
During the year CashCo recognised a total net re-measurement loss of £14.3m within other comprehensive income (OCI) comprising a re-measurement loss of £13.3m relating to Netherlands Cash Solutions Pension Plan increased by a re-measurement loss of £1m relating to other immaterial unfunded defined benefit schemes.
Combined carve-out statement of financial position
CashCo’s net defined benefit deficit recognised in the combined carve-out statement of financial position at 31 December 2019 was £57.2m, or £46.1m net of applicable tax, in the relevant jurisdictions.

The defined benefit obligations (DBO) and assets for defined benefit schemes are as follows:

2019	DBO £m	Assets £m	(Deficit)/surplus £m
Netherlands	(114.2)	68.0	(46.2)
Total for material funded defined benefit schemes	(114.2)	68.0	(46.2)
Indonesia	(3.7)	-	(3.7)
Kuwait	(4.0)	-	(4.0)
Other	(3.3)	-	(3.3)
Total provision for unfunded and other funded defined benefit schemes	(11.0)	-	(11.0)
Total net provision for all defined benefit schemes	(125.2)	68.0	(57.2)

Netherlands defined benefit scheme
The defined benefit scheme in the Netherlands accounts for 100% of the net balance sheet liability for material funded defined retirement benefit schemes.
As at 31 December 2019 (the effective date of the actuarial funding valuation that is currently in progress) the participants of the Netherlands pension scheme sections can be analysed as follows:

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

At 31 December 2019	Netherlands
Active participants
▪ Number	N/A
▪ Average age	N/A

Deferred participants
▪ Number	2,010
▪ Average age	44.5

Pensioner participants
▪ Number	233
▪ Average age	60.1
There is a mix of fixed and inflation-dependent pension increases (in payment and deferment) which vary from member to member according to their membership history and the section of the scheme.
Principal risks
CashCo’s pension schemes create a number of risk exposures. Annual increases in benefits are, to a varying extent from scheme to scheme, dependent on inflation so the main uncertainties affecting the level of benefits payable are future inflation levels (including the impact of inflation on future salary increases) and the actual longevity of the membership. Benefits payable will also be influenced by a range of other factors including member decisions on matters such as when to retire and the possibility to draw benefits in different forms.
A key risk is that additional contributions are required if the investment returns fall short of those anticipated when setting the contributions to the pension plans.
The G4S Cash Solutions B.V. plan covers pensions accrued up to 2016 and the basic level of pension based on the plan formula is insured with AEGON, so no further contributions arise in respect of this. Pension increases over the basic level are not insured and when these occur they may result in contributions from the employer to buy additional insurance to cover the increase, possibly offset by any surplus at AEGON. In recent years there has been no increases so no company contributions. The IAS19 calculations result in a balance sheet liability against such future contributions.
Financial assumptions and sensitivity analysis
The weighted averages for each of the principal assumptions used for the purposes of the actuarial valuations are as follows:

Netherlands
Key assumptions used at 31 December 2019
Discount rate	1.3%
Expected rate of salary increases	N/A
Pension increases in payment*	0%
Inflation	1.9%
*Pension increase assumption is a ladder starting from 0% p.a. in 2019 increasing to 1.9% p.a. in 2030.
IAS 19 specifies that pension liabilities should be discounted at appropriate high quality corporate bond rates. CashCo considers that it is appropriate to consider AA-rated corporate bonds as high quality and has therefore used discount rates based on yields on such bonds corresponding to the liability profile of the respective schemes.
The effect of a movement in the discount rate applicable in the Netherlands would alter reported liabilities (before associated deferred tax adjustments) by approximately the amounts shown in the table below.

Sensitivity analysis	Increase/(decrease) in the DBO of the Netherlands scheme 2019 £m
Discount rate assumption being 0.5% higher	(14.6)
Discount rate assumption being 0.5% lower	17.5

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

The effect of a movement in inflation applicable in the Netherlands would alter reported liabilities (before associated deferred tax adjustments) by approximately the amounts shown in the table below:

Sensitivity analysis	Increase/(decrease) in the DBO of the Netherlands scheme 2019 £m
Inflation assumption being 0.5% higher	10.0
Inflation assumption being 0.5% lower	(10.2)
The above sensitivities allow for inflation-dependent assumptions such as salary growth and relevant pension increases to vary corresponding to the inflation assumption variation.
Demographic assumptions and sensitivity analysis
In addition to the above, CashCo uses appropriate mortality assumptions when calculating the schemes’ obligations. The mortality table used for the scheme in the Netherlands is: Prognosetafel 2018 (AG gen) with mortality experience adjustments.
The resulting assumed life expectancy of a male member of the Netherlands scheme currently aged 65 is 22 years. The assumed life expectancy at 65 of a male currently aged 50 is 24 years. At each of those ages, the assumed life expectancy for a female member is two years longer than for a male member.
The effect of a one-year change in the Netherlands life expectancy assumption is to alter reported liabilities (before associated deferred tax adjustments) by approximately £4.3m.
The selection of these movements to illustrate the sensitivity of the DBO to key assumptions should not be interpreted as CashCo expressing any specific view of the probability of such movements happening.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

Analysis of amounts recognised in the combined carve-out statement of financial position
The amounts recognised in the CashCo’s combined carve-out statement of financial position in respect of the material funded defined benefit schemes, and in the various components of income, other comprehensive income and cash flow are as follows:

2019	DBO £m	Assets £m	Provision £m
Amounts recognised in the combined carve-out statement of financial position at the beginning of the year	(97.0)	62.3	(34.7)

Amounts recognised in income:
Current service cost	-	-	-
Past service costs – equalisation of benefits	-	-	-
Interest on obligations and assets	(1.9)	1.2	(0.7)
Administration costs paid from plan assets	-	-	-
Total amounts recognised in the combined carve-out income statement	(1.9)	1.2	(0.7)

Re-measurements:
Actuarial gain – change in financial assumptions	(22.6)	-	(22.6)
Actuarial gain – change in demographic assumptions	-	-	-
Actuarial loss – experience	-	-	-
Return on assets	-	9.3	9.3
Re-measurement effects recognised in the combined carve-out statement of comprehensive income	(22.6)	9.3	(13.3)

Cash:
Employer contributions	-	-	-
Benefits paid from plan assets	0.9	(0.9)	-
Net cash	0.9	(0.9)	-

Other:
Impact of exchange rates	6.4	(3.9)	2.5
Amounts recognised in the combined carve-out statement of financial position at the end of the year	(114.2)	68.0	(46.2)
Analysis of scheme assets
The composition of the scheme assets at the reporting date is as follows:

2019	Netherlands £m
Equity	11.7
Government bonds	41.7
Other (cash and cash equivalents)	14.6
Total	68.0
Unfunded defined benefit schemes
The defined benefit schemes in Indonesia and Kuwait account for 72% of the net balance sheet liability for material unfunded and other defined retirement benefit schemes.
The Indonesian defined benefit plans is recognised in line with the Indonesian minimum regulatory benefit Labour Law No. 13/2003. CashCo provides a defined benefit lump sum benefit pension which is based on salary and the period of membership.
The Kuwait defined benefit plans is recognised in line with the regulatory requirement in Kuwait. CashCo provides a defined benefit plan which is based on salary and the period of membership.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

As at 31 December 2019 (the effective date of the actuarial funding valuation that is currently in progress) the participants of the Indonesian and Kuwait pension scheme sections can be analysed as follows:

At 31 December 2019	Kuwait	Indonesia
Active participants
▪ Number	2,744	71
▪ Average age	38.7	36.5

Deferred participants
▪ Number	N/A	N/A
▪ Average age	N/A	N/A

Pensioner participants
▪ Number	N/A	N/A
▪ Average age	N/A	N/A
There is a mix of fixed and inflation-dependent pension increases (in payment and deferment) which vary from member to member according to their membership history and the section of the scheme.
The discounted weighted average duration of the defined benefit obligation is as follows:

2019 Years
Indonesia	13.1
Kuwait	8.1
Principal risks
CashCo’s pension schemes create a number of risk exposures. Annual increases in benefits are, to a varying extent from scheme to scheme, dependent on inflation so the main uncertainties affecting the level of benefits payable are future inflation levels (including the impact of inflation on future salary increases) and the actual longevity of the membership. Benefits payable will also be influenced by a range of other factors including member decisions on matters such as when to retire and the possibility to draw benefits in different forms. Additionally, interest rate risk affects the calculation of the defined benefit obligation as the discount rates are based on bond yields.
Financial assumptions and sensitivity analysis
The weighted averages for each of the principal assumptions used for the purposes of the actuarial valuations are as follows:

	Kuwait	Indonesia
Key assumptions used at 31 December 2019
Discount rate	3.9%	7.8%
Expected rate of salary increases	3.5%	8.0%
Inflation	N/A	N/A

IAS 19 specifies that pension liabilities should be discounted at appropriate high quality corporate bond rates. CashCo considers that it is appropriate to consider AA-rated corporate bonds as high quality and has therefore used discount rates based on yields on such bonds corresponding to the liability profile of the respective schemes.
The effect of a movement in the discount rate applicable in Kuwait and Indonesia schemes would alter reported liabilities (before associated deferred tax adjustments) by approximately the amounts shown in the table below:

Sensitivity analysis	Increase/(decrease) in the DBO of the Kuwait scheme 2019 £m	Increase/(decrease) in the DBO of the Indonesia scheme 2019 £m
Discount rate assumption being 1.0% higher	(0.3)	(0.4)
Discount rate assumption being 1.0% lower	0.3	0.5

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

The effect of applying an increase / decrease of 1% in the salary inflation assumptions to both the Kuwait and Indonesia schemes at the same time would be to alter reported liabilities (before associated deferred tax adjustments) by less than £1m in total.
Demographic assumptions and sensitivity analysis
In addition to the above, CashCo uses appropriate mortality assumptions when calculating the schemes’ obligations. The mortality tables used for the scheme in Indonesia is: TMI2011 with mortality experience adjustments. The mortality tables used for the scheme in Kuwait includes mortality experience adjustments.
The selection of these movements to illustrate the sensitivity of the DBO to key assumptions should not be interpreted as CashCo expressing any specific view of the probability of such movements happening.
Analysis of amounts recognised in the combined carve-out statement of financial position
The amounts recognised in the CashCo’s combined carve-out statement of financial position in respect of the material unfunded defined benefit schemes, and in the various components of income, other comprehensive income and cash flow are as follows:

2019	DBO Kuwait £m	DBO Indonesia £m	DBO Total £m
Amounts recognised in the combined carve-out statement of financial position at the beginning of the year	(3.3)	(4.8)	(8.1)

Amounts recognised in income:
Current service cost	(0.5)	(0.5)	(1.0)
Past service costs – curtailment	-	2.0	2.0
Interest on obligations and assets	(0.2)	(0.4)	(0.6)
Administration costs paid from plan assets	-	-	-
Total amounts recognised in the combined carve-out income statement	(0.7)	1.1	0.4

Re-measurements:
Actuarial gain – change in financial assumptions	(0.3)	0.1	(0.2)
Actuarial gain – change in demographic assumptions	-	-	-
Actuarial loss – experience	(0.2)	(0.2)	(0.4)
Return on assets	-	-	-
Re-measurement effects recognised in the combined carve-out statement of comprehensive income	(0.5)	(0.1)	(0.6)

Cash:
Employer contributions	-	-	-
Benefits paid	0.4	0.1	0.5
Net cash	0.4	0.1	0.5

Other:
Impact of exchange rates	0.1	0.0	0.1
Amounts recognised in the combined carve-out statement of financial position at the end of the year	(4.0)	(3.7)	(7.7)

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

22. Provisions and contingent liabilities

	Employee benefits £m	Restructuring £m	Claims £m	Onerous customer contracts £m	Property and other £m	Total £m
At 1 January 2019	(1.3)	(0.1)	(3.7)	-	(3.4)	(8.5)
Additional provision in the year	(0.3)	(1.4)	(10.1)	-	(0.3)	(12.1)
Utilisation of provision	0.2	3.0	2.0	1.2	0.1	6.5
Acquisition of a businesses	(0.1)	-	-	(1.20)	-	(1.3)
Transfers and reclassifications	0.1	(1.5)	-	-	-	(1.4)
Exchange differences	0.1	-	0.1	-	0.1	0.3
At 31 December 2019	(1.3)	-	(11.7)	-	(3.5)	(16.5)

Included in current liabilities						(1.6)
Included in non-current liabilities						(14.9)
						(16.5)
Employee benefits
The provision for employee benefits is in respect of any employee benefits which accrue over the working lives of the employees, typically including items such as long service awards and termination indemnity schemes. The timing of payment of these amounts and the amount payable is dependent on a number of factors, including the length of time for which employees choose to stay with the business and timing of their ultimate salaries. Approximately £0.3m of the provision is expected to be settled within 12 months of the balance sheet date with the remainder to be settled thereafter.
Restructuring
The restructuring provision primarily relates to severance payments of £3m that arose as a result of a restructuring programme in the Indonesia Cash business.
Claims
The claims provisions represents outstanding litigation against CashCo that is considered likely to lead to the outflow of funds in the future. The majority of the balance of £11.7m relates to a historic claim in respect of amounts due to CashCo that is expected to be settled during 2021. The provision also includes smaller amounts relating to historical employee claims and the related legal fees. The amount payable in respect of claims is typically determined after a process of negotiation and / or litigation which can, in some cases, take a number of years to resolve. Of the provision for employee claims at 31 December 2019, approximately £0.9m is expected to be settled within 12 months.
Onerous customer contracts
The onerous customer contract provision relates to the acquisition of the Cash business in the Netherlands. The provision was fully utilised during the year.
Property and other provisions
Property and other provisions primarily relate to dilapidation provisions in respect of property leased by the Belgium Cash business and also include smaller amounts arising in relation to other potential contract-related costs for which the ultimate outcome is uncertain. Dilapidation provisions typically become payable when CashCo exits the related property with the amount dependent on surveys carried out at the time of exit. The majority of the provision are not expected to be settled until after 2020 with the majority of CashCo’s leases having terms of between 2 and 5 years.
Contingent liabilities
CashCo is involved in disputes in a number of countries, mainly in respect of activities related to its operations. Currently there are a number of disputes open in relation to the application of local labour laws, commercial agreements with customers and subcontractors and claims and compliance matters, in some cases in the course of litigation where it is expected that these matters will not be resolved in the near future. In addition, the interpretation of tax and labour laws and regulations in a number of countries where CashCo operates is complex and there is inherent judgment made when applying those laws and regulations that are open to interpretation. As such, there is risk that further disputes and claims from tax authorities and employees could arise in the future. Where there is a dispute or where there is a risk of a dispute or claims in the future and where, based on legal counsel advice, CashCo estimates that it is probable that the dispute will result in an outflow of economic resources, provision is made based on CashCo’s best estimate of the likely financial outcome. Where a reliable estimate cannot be made, or where CashCo based on legal counsel advice, considers that it is not probable that there will be an outflow of economic resources, no provision is recognised.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

Judgments and estimates related to provisions and contingent liabilities
Judgment is required in quantifying CashCo’s provisions particularly in connection with claims and property provisions, which are based on a number of assumptions and estimates where the ultimate outcome may be different from the amount provided. Each of these provisions reflects CashCo’s best estimate of the probable exposure at 31 December 2019 and this assessment has been made having considered the sensitivity of each provision to reasonably possible changes in key assumptions.
Deferred tax
The following are the major deferred tax liabilities and assets recognised by CashCo and movements thereon during the year:

	Property, plant and equipment £m	Retirement benefit obligations £m	Tax losses £m	Other temporary differences £m	Total £m
At 1 January 2019	0.7	9.8	2.6	3.1	16.2
Acquisition of a business	-	-	-	(0.8)	(0.8)
(Charge)/credit to the combined carve-out income statement	0.8	0.1	-	(0.9)	-
(Charge)/credit to other comprehensive income	-	1.2	-	-	1.2
Exchange differences and other adjustments	(0.8)	-	(0.3)	0.6	(0.5)
At 31 December 2019	0.7	11.1	2.3	2.0	16.1
Certain deferred tax assets and liabilities have been offset where permitted. The following is the analysis of the deferred tax balances (after offset):

2019 £m
Deferred tax liabilities	(0.8)
Deferred tax assets	16.9
Net deferred tax assets	16.1

As at 31 December 2019 CashCo has tax losses of £38.6m. A deferred tax asset of £2.3m has been recognised on £34.7m losses. No deferred tax is recognised on the remaining £3.9m losses. All losses may be carried forward indefinitely. The financial projections used in assessing the future profitability are the same as those used in assessing the carrying value of goodwill as set out in note 12.
At 31 December 2019, the aggregate amount of undistributed earnings of non-UK subsidiaries and joint ventures on which temporary differences may exist was £247.3m. A deferred tax liability of £0.1m has been recognised on undistributed earnings, based on expected distributions from such subsidiaries and joint ventures within Invested equity.
Other temporary differences vary by country and include items relating to the local tax treatment of fixed assets, employee benefits, and provisions.
24. Analysis of net debt
A reconciliation of net debt to amounts in the combined carve-out statement of financial position is presented below:

	Notes	2019 £m
Cash and cash equivalents		204.3
Receivables from customers in respect of cash-processing operations[1]	15	0.5
Receivables from Parent entities[3]	20	48.9
Bank overdrafts	17	(4.0)
Liabilities to customers in respect of cash-processing operations[2]	19	(45.5)
Total cash, cash equivalents, loans and bank overdrafts		204.2
Bank loans	17	(1.1)
Lease liabilities	18	(86.1)
Payables to Parent entities[3]	20	(430.9)
Net debt		(313.9)
1 Included with trade and other receivables
2 Included within trade and other payables
3 Excludes trading related receivables/payables from/to Parent entities

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

An analysis of movements in net debt in the year is presented below:

2019 £m
Net increase in cash, cash equivalents and bank overdrafts per combined carve-out statement of cash flow	15.3
Net increase in bank loans	(1.0)
Repayment of lease liabilities	30.0
Decrease in net debt resulting from cash flows	44.3

New leases	(19.2)
Interest expense on leases	(3.8)
Increase in net loan payable to Parent entities	(334.4)
Exchange differences	0.6
Increase in net debt resulting from non-cash changes	(356.8)

Net increase in net debt	(312.5)
Net debt at the beginning of the year	(1.4)
Net debt at the end of the year	(313.9)

25. Share-based payments
Long Term Incentive Plan (LTIP)
G4S Plc allocates shares to certain employees under the G4S Group’s LTIP scheme. Such shares are subject to performance conditions and forfeitures as detailed in the G4S Group's Annual Report.
Under the G4S Group’s LTIP, Relative Total Shareholder Return (a market performance condition) constitutes 30% of the performance criteria and is measured over three financial years. The Relative Total Shareholder Return is measured against a comparator group of selected relevant companies. 25% of this element of the award vests upon the G4S Group’s Total Shareholder Return being ranked median against the comparator group. To reflect the targeted achievement of median ranking, the fair value of the shares awarded which is subject to this market performance condition has therefore been reduced by 75%.
Deferred Bonus Share Plan (DBSP) and Restricted Share Plan (RSP)
Shares allocated under the G4S Group’s DBSP and RSP are not subject to further financial performance conditions, but in both cases, are subject to forfeitures, either in part or in full, subject to continued employment, unless a participant is deemed a good leaver by the Remuneration Committee.
Share-based payment plans information
All three share plans have a three-year vesting period from their dates of grant.
The following table shows the movements in the number of shares held under the share-based payment plans outstanding but not exercisable:

	DBSP and RSP 2019 Number	LTIP 2019 Number	Total 2019 Number
Outstanding at 1 January	2,902,192	16,451,412	19,353,604
Granted during the year	734,846	8,628,389	9,363,235
Exercised during the year	(805,736)	(5,024,283)	(5,830,019)
Forfeited during the year	(99,184)	(1,879,443)	(1,978,627)
Expired during the year	-	(2,830,600)	(2,830,600)
Outstanding at 31 December	2,732,118	15,345,475	18,077,593
The weighted-average remaining contractual life of conditional share allocations outstanding at 31 December 2019 was 15 months. The weighted-average share price of G4S plc at the date of allocation of shares allocated conditionally during the year was 194.62p and the contractual life of all conditional allocations was three years. The weighted-average share price of G4S plc at the date of exercise for the shares exercised during the year was 196.22p.
The G4S Group’s consolidated income statement is charged with an estimate for the vesting of shares awarded conditionally and subject to non-market performance conditions.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

The share-based payment expense allocated to CashCo is £0.3m. It has been allocated to CashCo based on the ratio of CashCo revenue to the G4S Group revenue. Management believes this is a reasonable basis of allocation and reflects the benefit received by CashCo.
26. Related party transactions
As set out in the basis of combination, transactions and balances between CashCo and Parent entities have been treated as related party transactions.

Details of transactions between CashCo and Parent entities and other related parties are disclosed below. All transactions with related parties are entered into in the normal course of business.

No expense has been recognised in the year for impairment of amounts owed to CashCo by related parties.
Transactions and balances with Parent entities
CashCo has historically provided/received services to/from and entered into financing arrangements with Parent entities. Management is of the view that all of these transactions were undertaken on an arm’s length basis. As at 31 December 2019, CashCo has amounts due from Parent entities of £90.5m and amounts due to Parent entities of £454.2m. In addition to the above, CashCo paid dividends of £9.4m to Parent entities during the year.
As at 31 December 2019, CashCo has leased assets from Parent entities. The total lease liability recognised with respect to these leases is £8.0m and the carrying value of the associated ROU asset is £7.5m.
The below table provides the income and expenses recognised by CashCo from its transactions with Parent entities.

2019 £m
Revenue	5.6
Recharges and allocations	(14.9)
Share based payment expense	(0.3)
Interest and other income on loans from Parent entities	1.7
Interest and other charges on loans to Parent entities	(4.3)
Interest and depreciation on assets leased from Parent entities	(1.6)
Total	(13.8)
Transactions and balances with the joint venture
T.I.S. Total Integrated Services Ltd, the Cyprus entity is a joint venture of G4S Plc. Transactions with the joint venture included sales made to the joint venture of £0.1m. There were no material outstanding balances with the joint venture as at 31 December 2019.
Transactions with post-employment benefit schemes
Details of transactions with post-employment benefit schemes are provided in note 21. Unpaid contributions owed to schemes amounted to £nil at 31 December 2019.
Remuneration of key management personnel
CashCo’s key management personnel are deemed to be the non-executive directors of G4S Group and those individuals, including the executive directors in the G4S Group, whose remuneration is determined by the G4S Group’s Remuneration Committee. Their remuneration has been allocated to CashCo based on the ratio of CashCo’s revenue to G4S Plc’s consolidated revenue.
Management believes this is a reasonable basis of allocation and reflects the benefit received by CashCo. A summary of the amounts allocated to the combined carve-out financial statements is set out below.

2019 £m
Short-term employee benefits	0.6
Share-based payment	0.2
Total	0.8

27. Events after the balance sheet date
Subsequent to the year end, Covid-19, which emerged in China during 2019, has developed into a pandemic. Efforts to slow the spread of the virus have resulted in large parts of the world taking measures to limit interactions between individuals which has had a consequential effect on the global economy resulting in further significant interventions being made by governments to support national and global economies. The financial effect of the pandemic on CashCo varies between countries depending on, amongst things, the severity of the outbreak in the country, the measures taken by government to contain the virus, any support put in place by government and the time

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

that it takes the country to return to pre-pandemic levels of activity. It is not currently possible to estimate what the ultimate financial effect of the pandemic may be.
On 26 February 2020, G4S plc announced the sale of CashCo to Brink’s. Subsequent to that date G4S plc completed the transfer of businesses in the following countries to Brink’s:

Country	Closing date
G4Si	9 March 2020
Ireland	6 April 2020
Belgium	6 April 2020
Netherlands	6 April 2020
Hong Kong	6 April 2020
Romania	20 April 2020
Czech Republic	20 April 2020
Cyprus	20 April 2020
Dominican Republic	28 April 2020
Malaysia	28 April 2020
Philippines	8 June 2020
Indonesia	6 July 2020

On 6 April Brink's announced that, on 10 March, it had sold G4Si’s U.K.-based operations, which had 2019 revenue of less than $10 million.
28. Businesses included in the combined carve-out financial statements
The Businesses listed below form part of the transaction:

Businesses	Country of incorporation	Ultimate shareholding
Standalone entities (Controlled entities)
G4S International Logistics (Australia) Pty Ltd	Australia	100%
G4S Cash Solutions (Belgium) NV	Belgium	100%
G4S Group Holdings Asia Limited	British Virgin Islands	100%
G4S International Logistics (Shanghai) Co. Ltd	China	100%
G4S Secure Solutions (Cyprus) Ltd	Cyprus	100%
G4S Aviation (Cyprus) Ltd	Cyprus	100%
G4S Cash Solutions (CZ) a.s.	Czech Republic	100%
G4S Services Cash s.r.o	Czech Republic	100%
G4S Cash Solutions S.A.	Dominican Republic	95%
G4S Secure Solutions S.A.	Dominican Republic	95%
G4S International Logistics (UK) Ltd	United Kingdom	100%
G4S International Logistics (Safe Custody Solutions) (UK) Limited	United Kingdom	100%
G4S Cash Solutions Holding No 2 Ltd	United Kingdom	100%
G4S Cash Solutions Corporate Services Limited	United Kingdom	100%
G4S Cash Solutions (2019) Limited	United Kingdom	100%
G4S Cash Minorities Limited	United Kingdom	100%
G4S International logistics (Holding) Limited	United Kingdom	100%
G4S International Logistics (Germany) GmbH	Germany	100%
G4S International Logistics (Hong Kong) Ltd	Hong Kong	100%
G4S Cash Solutions (Hong Kong) Ltd	Hong Kong	100%
G4S Technology (Hong Kong) Ltd	Hong Kong	100%
Securicor Macau Investment Limited	Hong Kong	100%
G4S Cash Solutions (HK - Holding) Ltd	Hong Kong	100%
PT G4S Cash Services	Indonesia	83.9%
PT G4S Cash Systems	Indonesia	72.7%
G4S Cash Solutions Ireland Ltd	Ireland	100%
Al Mulla Security Services KSCC	Kuwait	49%
Groups 4 S Secure Solutions Co. WLL	Kuwait	48.5%
AS G4S Cash Services Latvia	Latvia	100%
Safeguards G4S Sdn Bhd	Malaysia	48.9%
Securicor (Malaysia) Sdn Bhd	Malaysia	48.9%

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

Businesses	Country of incorporation	Ultimate shareholding
Standalone entities (Controlled entities) continued
Safeguards G4S (Sabah) Sdn Bhd	Malaysia	48.9%
Safeguards G4S (Sarawak) Sdn Bhd	Malaysia	48.9%
Safeguards G4S Security Systems Sdn Bhd	Malaysia	48.9%
Gwenkens Security Services Sdn Bhd	Malaysia	44.0%
Group 4 Falck CMS Sdn Bhd	Malaysia	48.9%
Almo Systems Sdn Bhd	Malaysia	48.9%
Viva Powertech Sdn. Bhd	Malaysia	0%
Safeguards G4S Academy Sdn Bhd	Malaysia	44.0%
Gwenkens Central Monitoring Sdn Bhd	Malaysia	44.0%
G4S Management Services (Asia Pacific) Sdn Bhd	Malaysia	100%
G4S Group Holding (Asia) BV	Netherlands	100%
G4S Cash Solutions B.V.	Netherlands	100%
G4S Cash Solutions Holdings B.V.	Netherlands	100%
Securcash BV	Netherlands	100%
G4S Cash Solutions Philippines Inc	Philippines	51%
G4S Cash Solutions SRL	Romania	100%
G4S Secure Solutions SRL	Romania	100%
G4S Fire & Safety SRL	Romania	100%
G4S International Logistics (Singapore) Pte Ltd	Singapore	100%
G4S International Logistics (South Africa) Pty	South Africa	100%
G4S Valuables Logistics (SA) (Pty) Ltd	South Africa	100%
G4S International Logistics (Switzerland) AG	Switzerland	100%
G4S International Logistics (Thailand) Ltd	Thailand	73.9%
G4S International Logistics Holding (Thailand) Ltd	Thailand	48.9%
G4S International Logistics (Middle East) FZE	United Arab Emirates	100%
G4S International Logistics (Middle East) DMCC	United Arab Emirates	100%
G4S International Logistics (Middle East) LLC	United Arab Emirates	49%
G4S International Logistics (USA) Inc	United States of America	100%

Standalone entity (JV)
T.I.S. Total Integrated Services Ltd	Cyprus	50%

Cash Divisions
G4S Cash Solutions (Estonia) OÜ	Estonia	100%
G4S Cash Solutions Holding (Estonia) OÜ	Estonia	100%
UAB G4S Lietuva – Cash	Lithuania	100%
G4S Cash Solutions (Luxembourg) S.à r.l	Luxembourg	100%
G4S Valuables Transportation (Macau) Limited	Macau	100%

29. First time adoption of IFRS
These financial statements are the first set of combined carve-out financial statements prepared by CashCo in accordance with IFRS and have been prepared by applying IFRS 1 with a date of transition of 1 January 2019.
As discussed in the basis of preparation, the purpose of these combined carve-out financial statements is to meet the reporting requirements of Rule 3-05 of Regulation S-X and accordingly they do not include figures for the comparative year.
In applying IFRS 1, management have taken advantage of the exemption afforded by IFRS 1 to measure the carrying amounts of CashCo’s assets and liabilities at its date of transition at the carrying amounts at which they were included in G4S Plc’s consolidated financial statements prepared in accordance with IFRS as endorsed by the European Union based on G4S Plc’s Date of Transition (without adjustment for consolidation procedures or the effects of the business combinations in which G4S Plc acquired the respective subsidiaries). On the date of transition, no material differences were identified between IFRS as endorsed by European Union and IFRS as issued by IASB in relation to CashCo.
These financial statements have been prepared by applying accounting policies consistent with IFRS effective at 31 December 2019 (including IFRS 16 Leases).
In accordance with IFRS 1, CashCo has elected to not comply with the requirements of IAS 21 to recognise accumulated foreign exchange adjustments at its Date of Transition in a separate component of equity but has, instead, deemed the cumulative translation adjustments for all foreign operations to be zero at that date.
No reconciliation to previous GAAP has been presented on the basis that CashCo has not previously prepared any combined carve-out financial statements.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS CONTINUED

The combined carve-out statement of financial position of CashCo at its date of transition to IFRS (1 January 2019) is set out below

£m
ASSETS
Non-current assets
Goodwill	230.3
Other intangible assets	2.3
Property, plant and equipment	177.0
Trade and other receivables	3.8
Receivables from Parent entities	18.1
Deferred tax assets	18.8
450.3
Current assets
Inventories	6.3
Trade and other receivables	96.2
Current tax assets	5.8
Receivables from Parent entities	50.5
Cash and cash equivalents	184.3
343.1
Total assets	793.4

LIABILITIES
Current liabilities
Bank overdrafts	(8.4)
Lease liabilities	(23.8)
Trade and other payables	(126.0)
Current tax liabilities	(2.2)
Payables to Parent entities	(26.4)
Provisions	(3.4)
(190.2)
Non-current liabilities
Bank loans	(0.1)
Lease liabilities	(73.8)
Retirement benefit obligations	(45.8)
Provisions	(5.1)
Payables to Parent entities	(69.9)
Deferred tax liabilities	(2.6)
(197.3)
Total liabilities	(387.5)
Net assets	405.9

EQUITY
Foreign currency translation reserve	-
Other invested equity	395.2
Total invested equity attributable to Parent entities	395.2
Non-controlling interests	10.7
Total equity	405.9